EXHIBIT 4











                          CREDIT AGREEMENT


                                among


                       SEALED AIR CORPORATION,
                    CERTAIN OF ITS SUBSIDIARIES,
                            VARIOUS BANKS


                                 and


                       BANKERS TRUST COMPANY,

                              as Agent

                 __________________________________

                      Dated as of June 8, 1994
                 __________________________________

                          TABLE OF CONTENTS



                                                             Page


Section 1.   Amount and Terms of Credit. . . . . . . . . . . .  1
     1.01  The Commitments . . . . . . . . . . . . . . . . . .  1
     1.02  Minimum Amount of Each Borrowing. . . . . . . . . .  5
     1.03  Notice of Borrowing . . . . . . . . . . . . . . . .  5
     1.04  Disbursement of Funds . . . . . . . . . . . . . . .  6
     1.05  Notes . . . . . . . . . . . . . . . . . . . . . . .  7
     1.06  Conversions . . . . . . . . . . . . . . . . . . . .  8
     1.07  Pro Rata Borrowings . . . . . . . . . . . . . . . .  9
     1.08  Interest. . . . . . . . . . . . . . . . . . . . . .  9
     1.09  Interest Periods. . . . . . . . . . . . . . . . . . 11
     1.10  Increased Costs, Illegality, etc. . . . . . . . . . 12
     1.11  Compensation. . . . . . . . . . . . . . . . . . . . 15
     1.12  Change of Lending Office. . . . . . . . . . . . . . 16
     1.13  Replacement of Banks. . . . . . . . . . . . . . . . 16

Section 2.   Letters of Credit . . . . . . . . . . . . . . . . 18
     2.01  Letters of Credit . . . . . . . . . . . . . . . . . 18
     2.02  Minimum Stated Amount . . . . . . . . . . . . . . . 19
     2.03  Letter of Credit Requests . . . . . . . . . . . . . 19
     2.04  Letter of Credit Participations . . . . . . . . . . 20
     2.05  Agreement to Repay Letter of Credit
             Drawings . . . . . . . . . . . . . . . . . . . .  22
     2.06  Increased Costs . . . . . . . . . . . . . . . . . . 23

Section 3.   Commitment Commission; Fees; Reductions
             of Commitments. . . . . . . . . . . . . . . . . . 24
     3.01  Fees. . . . . . . . . . . . . . . . . . . . . . . . 24
     3.02  Voluntary Reduction of Commitments. . . . . . . . . 26
     3.03  Mandatory Reduction of Commitments. . . . . . . . . 27

Section 4.   Prepayments; Payments . . . . . . . . . . . . . . 28
     4.01  Voluntary Prepayments . . . . . . . . . . . . . . . 28
     4.02  Mandatory Prepayments . . . . . . . . . . . . . . . 29
     4.03  Method and Place of Payment . . . . . . . . . . . . 31
     4.04  Net Payments. . . . . . . . . . . . . . . . . . . . 32

Section 5.   Conditions Precedent. . . . . . . . . . . . . . . 35
     5.01  Conditions to Credit Events on the
             Effective Date . . . . . . . . . . . . . . . . .  35
     5.02  Conditions to All Credit Events . . . . . . . . . . 39
     5.03  Subsidiary Borrowers, etc.. . . . . . . . . . . . . 41

Section 6.   Representations, Warranties and
               Agreements. . . . . . . . . . . . . . . . . . . 42
     6.01  Corporate Status. . . . . . . . . . . . . . . . . . 42
     6.02  Corporate Power and Authority . . . . . . . . . . . 42
     6.03  No Violation. . . . . . . . . . . . . . . . . . . . 43
     6.04  Governmental Approvals. . . . . . . . . . . . . . . 43
     6.05  Financial Statements; Financial Condition;
             Undisclosed Liabilities, etc.. . . . . . . . . . .43
     6.06  Litigation. . . . . . . . . . . . . . . . . . . . . 45
     6.07  True and Complete Disclosure. . . . . . . . . . . . 45
     6.08  Use of Proceeds; Margin Regulations . . . . . . . . 45
     6.09  Tax Returns and Payments. . . . . . . . . . . . . . 46
     6.10  Compliance with ERISA . . . . . . . . . . . . . . . 46
     6.11  Subsidiaries. . . . . . . . . . . . . . . . . . . . 47
     6.12  Compliance with Statutes, etc.. . . . . . . . . . . 47
     6.13  Environmental Matters.. . . . . . . . . . . . . . . 48
     6.14  Investment Company Act. . . . . . . . . . . . . . . 48
     6.15  Public Utility Holding Company Act. . . . . . . . . 48
     6.16  Patents, Licenses, Franchises and Formulas. . . . . 49
     6.17  Properties. . . . . . . . . . . . . . . . . . . . . 49
     6.18  Labor Relations . . . . . . . . . . . . . . . . . . 49
     6.19  Indebtedness. . . . . . . . . . . . . . . . . . . . 50
     6.20  Subordinated Securities . . . . . . . . . . . . . . 50

Section 7.   Affirmative Covenants . . . . . . . . . . . . . . 50
     7.01  Information Covenants . . . . . . . . . . . . . . . 50
     7.02  Books, Records and Inspections. . . . . . . . . . . 54
     7.03  Maintenance of Property, Insurance. . . . . . . . . 55
     7.04  Corporate Franchises. . . . . . . . . . . . . . . . 55
     7.05  Compliance with Statutes, etc.. . . . . . . . . . . 55
     7.06  ERISA . . . . . . . . . . . . . . . . . . . . . . . 56
     7.07  Performance of Obligations. . . . . . . . . . . . . 57
     7.08  Payment of Taxes. . . . . . . . . . . . . . . . . . 57
     7.09  Existing Senior Subordinated Note
             Redemption . . . . . . . . . . . . . . . . . . .  57

Section 8.   Negative Covenants. . . . . . . . . . . . . . . . 58
     8.01  Liens . . . . . . . . . . . . . . . . . . . . . . . 58
     8.02  Consolidation, Merger, Sale of Assets,
             etc. . . . . . . . . . . . . . . . . . . . . . .  61
     8.03  Restricted Payments . . . . . . . . . . . . . . . . 62
     8.04  Indebtedness. . . . . . . . . . . . . . . . . . . . 63
     8.05  Advances, Investments and Loans . . . . . . . . . . 65
     8.06  Transactions with Affiliates. . . . . . . . . . . . 66
     8.07  Capital Expenditures. . . . . . . . . . . . . . . . 67
     8.08  Interest Coverage Ratio . . . . . . . . . . . . . . 67
     8.09  Leverage Ratio. . . . . . . . . . . . . . . . . . . 67
     8.10  Limitation on Modifications of
             Indebtedness; Modifications of
             Certificate of Incorporation; By-Laws and
             Certain Other Agreements; etc. . . . . . . . . .  67
     8.11  Limitation on Restrictions on Subsidiary
             Dividends and Other Distributions. . . . . . . .  68
     8.12  Limitation on Issuances of Capital Stock by
             Subsidiaries . . . . . . . . . . . . . . . . . .  68
     8.13  Business. . . . . . . . . . . . . . . . . . . . . . 69


Section 9.   Events of Default . . . . . . . . . . . . . . . . 69
     9.01  Payments. . . . . . . . . . . . . . . . . . . . . . 69
     9.02  Representations, etc. . . . . . . . . . . . . . . . 69
     9.03  Covenants . . . . . . . . . . . . . . . . . . . . . 69
     9.04  Default Under Other Agreements. . . . . . . . . . . 70
     9.05  Bankruptcy, etc.. . . . . . . . . . . . . . . . . . 70
     9.06  ERISA . . . . . . . . . . . . . . . . . . . . . . . 71
     9.07  Judgments . . . . . . . . . . . . . . . . . . . . . 71
     9.08  Company Guaranty. . . . . . . . . . . . . . . . . . 72
     9.09  Change in Control . . . . . . . . . . . . . . . . . 72

Section 10.   Definitions and Accounting Terms . . . . . . . . 73
     10.01  Defined Terms. . . . . . . . . . . . . . . . . . . 73
     10.02  Principles of Construction . . . . . . . . . . .  101

Section 11.   The Agent. . . . . . . . . . . . . . . . . . .  101
     11.01  Appointment. . . . . . . . . . . . . . . . . . .  101
     11.02  Nature of Duties . . . . . . . . . . . . . . . .  102
     11.03  Lack of Reliance on the Agent. . . . . . . . . .  102
     11.04  Certain Rights of the Agent. . . . . . . . . . .  103
     11.05  Reliance . . . . . . . . . . . . . . . . . . . .  103
     11.06  Indemnification. . . . . . . . . . . . . . . . .  103
     11.07  The Agent in its Individual Capacity . . . . . .  104
     11.08  Holders. . . . . . . . . . . . . . . . . . . . .  104
     11.09  Resignation by the Agent . . . . . . . . . . . .  104

Section 12.   Company Guaranty . . . . . . . . . . . . . . .  105
     12.01  The Guaranty . . . . . . . . . . . . . . . . . .  105
     12.02  Bankruptcy . . . . . . . . . . . . . . . . . . .  105
     12.03  Nature of Liability. . . . . . . . . . . . . . .  105
     12.04  Independent Obligation . . . . . . . . . . . . .  106
     12.05  Authorization. . . . . . . . . . . . . . . . . .  106
     12.06  Reliance . . . . . . . . . . . . . . . . . . . .  107
     12.07  Subordination. . . . . . . . . . . . . . . . . .  108
     12.08  Waiver . . . . . . . . . . . . . . . . . . . . .  108
     12.09  Nature of Liability. . . . . . . . . . . . . . .  110
     12.10  Judgments Binding. . . . . . . . . . . . . . . .  110

Section 13.   Miscellaneous. . . . . . . . . . . . . . . . .  111
     13.01  Payment of Expenses, etc.. . . . . . . . . . . .  111
     13.02  Right of Setoff. . . . . . . . . . . . . . . . .  112
     13.03  Notices. . . . . . . . . . . . . . . . . . . . .  113
     13.04  Benefit of Agreement . . . . . . . . . . . . . .  113
     13.05  No Waiver; Remedies Cumulative . . . . . . . . .  115
     13.06  Payments Pro Rata. . . . . . . . . . . . . . . .  116
     13.07  Calculations; Computations . . . . . . . . . . .  116
     13.08  GOVERNING LAW; SUBMISSION TO JURISDICTION;
                VENUE; WAIVER OF JURY TRIAL. . . . . . . . .  117
     13.09  Counterparts . . . . . . . . . . . . . . . . . .  119
     13.10  Effectiveness. . . . . . . . . . . . . . . . . .  119
     13.11  Headings Descriptive . . . . . . . . . . . . . .  119
     13.12  Amendment or Waiver; etc.. . . . . . . . . . . .  119
     13.13  Survival . . . . . . . . . . . . . . . . . . . .  121
     13.14  Domicile of Loans. . . . . . . . . . . . . . . .  121
     13.15  Confidentiality. . . . . . . . . . . . . . . . .  121
     13.16  Register . . . . . . . . . . . . . . . . . . . .  122


   SCHEDULE I  Commitments
   SCHEDULE II Subsidiaries
   SCHEDULE III  Existing Indebtedness
   SCHEDULE IV Existing Liens
   SCHEDULE V  Bank Addresses

   EXHIBIT A   Notice of Borrowing
   EXHIBIT B-1 Term Note
   EXHIBIT B-2 Revolving Note
   EXHIBIT B-3 Swingline Note
   EXHIBIT C   Letter of Credit Request
   EXHIBIT D   Section 4.04(b)(ii) Certificate
   EXHIBIT E   Opinion of General Counsel to the Company
   EXHIBIT F   Officers' Certificate for each of the
                 Borrowers
   EXHIBIT G   Solvency Certificate
   EXHIBIT H   Assignment and Assumption Agreement
   EXHIBIT I   Election to Become a Subsidiary Borrower

          CREDIT AGREEMENT, dated as of June 8, 1994, among SEALED AIR CORPORATION, a Delaware corporation (the "Com-pany"), each Subsidiary Borrower (together with the Company, the "Borrowers," and each, a "Borrower"), the Banks party hereto from time to time, and BANKERS TRUST COMPANY, as Agent. All capitalized terms used herein shall have the meanings provided in Section 10.


                            W I T N E S S E T H :


          WHEREAS, subject to and upon the terms and condi-tions set forth herein, the Banks are willing to make avail-able to the Borrowers the credit facilities provided for herein;


          NOW, THEREFORE, IT IS AGREED:

          Section 1.  Amount and Terms of Credit.

          1.01 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Bank with a Term Loan Commitment severally agrees to make, on the Term Loan Borrowing Date, a term loan (each, a "Term Loan" and, collectively, the "Term Loans") to the Company, which Term Loans (i) shall be made and initially maintained as a single Borrowing of Base Rate Loans (subject to the option to con-vert such Term Loans to CD Rate Loans and/or Eurodollar Rate Loans pursuant to Section 1.06) and (ii) shall not exceed for any Bank, in initial aggregate principal amount, that amount which equals the Term Loan Commitment of such Bank on the Term Loan Borrowing Date (before giving effect to any reduc-tions thereto on such date pursuant to Section 3.03(b)(i) but after giving effect to any reductions thereto on or prior to such date pursuant to Section 3.03(b)(ii)). Once repaid, Term Loans incurred hereunder may not be reborrowed.

          (b) Subject to and upon the terms and conditions set forth herein, each Bank with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date, a revolving loan or revolving loans (each, a "Revolving Loan" and, collectively, the "Revolving Loans") to one or more Borrowers, which Revolving Loans (i) shall, at the option of the respective Borrower, be either Base Rate Loans, CD Rate Loans or Eurodollar Rate Loans, provided that
   (x) all Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type and (y) no Revolving Loans maintained as Fixed Rate Loans may be incurred prior to the earlier of (1) the 30th day after the Effective Date and (2) the Revolving Loan Syndication Date, (ii) may be repaid and reborrowed in accor-dance with the provisions hereof, (iii) shall not exceed for any Bank at any time outstanding that aggregate principal amount which, when added to the product of (x) such Bank's Revolving Loan Percentage and (y) the sum of (A) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the respective incurrence of, the Revolving Loans then being incurred) then outstanding, (B) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the Revolving Loans then being incurred) at such time and (C) the aggregate principal amount of all Third-Party Subsidiary Borrowings then outstanding (or the Dollar Equivalent thereof in the case of Third-Party Subsidiary Borrowings incurred in a currency other than Dollars), equals the Revolving Loan Commitment of such Bank at such time, (iv) shall not exceed for all Banks at any time outstanding that aggregate principal amount which, when added to the sum of (x) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the respective incurrence of, the Revolving Loans then being incurred) then outstanding, (y) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the pro-ceeds of, and simultaneously with the incurrence of, the Revolving Loans then being incurred) at such time and (z) the aggregate principal amount of all Third-Party Subsidiary Bor-rowings then outstanding (or the Dollar Equivalent thereof in the case of Third-Party Subsidiary Borrowings incurred in a currency other than Dollars), equals the Total Revolving Loan Commitment at such time minus, if the determination pursuant to this clause (iv) is made any time prior to the Term Loan Borrowing Date, the Revolving Loan Commitment Redemption Reserve at such time and (v) shall not exceed for any Sub-sidiary Borrower at any time outstanding that aggregate prin-cipal amount which equals such Subsidiary Borrower's Sub-Limit at such time.

          (c) Subject to and upon the terms and conditions set forth herein, BTCo in its individual capacity agrees to make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a "Swingline Loan" and, collectively, the "Swingline Loans"), to the Company, which Swingline Loans (i) shall be made and maintained as Base Rate Loans, (ii) may be repaid and reborrowed in accor-dance with the provisions hereof, (iii) shall not exceed in aggregate principal amount at any time outstanding that aggregate principal amount which, when added to the sum of
   (A) the aggregate principal amount of all Revolving Loans then outstanding, (B) the aggregate amount of all Letter of Credit Outstandings at such time and (C) the aggregate principal amount of all Third-Party Subsidiary Borrowings then outstanding (or the Dollar Equivalent thereof in the case of Third-Party Subsidiary Borrowings incurred in a currency other than Dollars), an amount equal to the Total Revolving Loan Commitment at such time minus, if the determination pursuant to this clause (iii) is made at any time prior to the Term Loan Borrowing Date, the Revolving Loan Commitment Redemption Reserve at such time and (iv) shall not exceed the Maximum Swingline Amount. BTCo will not make a Swingline Loan after it has received written notice from the Required Banks stating that a Default or an Event of Default exists and specifically requesting that BTCo not make any Swingline Loans, provided that BTCo may continue making Swingline Loans at such time thereafter as the respective Default or Event of Default has been cured or waived in accordance with the requirements of this Agreement or the Required Banks have withdrawn the written notice described above in this sentence. In addition, BTCo shall not be obligated to make any Swingline Loan at a time when a Bank Default exists unless BTCo shall have entered into arrangements satisfactory to it and the Company to eliminate BTCo's risk with respect to the Bank which is the subject of such Bank Default, including by cash collateralizing such Bank's Revolving Loan Percentage of the outstanding Swingline Loans.

          (d) On any Business Day, BTCo may, in its sole dis-cretion, give notice to the Banks that its outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9.05 or upon the exercise of any of the remedies provided in the last paragraph of Section
   9), in which case a Borrowing of Revolving Loans constituting Base Rate Loans (each such Borrowing, a "Mandatory Borrow-ing") shall be made on the immediately succeeding Business Day by all Banks with a Revolving Loan Commitment (without giving effect to any reductions thereto pursuant to the last paragraph of Section 9) pro rata based on each such Bank's Revolving Loan Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 9), and the proceeds thereof shall be applied directly to BTCo to repay BTCo for such out-standing Swingline Loans. Each such Bank hereby irrevocably agrees to make Revolving Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by BTCo notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) any condition specified in Section 5 may not then be satisfied,
   (iii) the existence of any Default or Event of Default, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the Company), then each such Bank hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Company on or after such date and prior to such purchase) from BTCo (without recourse or warranty) such participations in the outstanding Swingline Loans as shall be necessary to cause such Banks to share in such Swingline Loans ratably based upon their respective Revolving Loan Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of
   Section 9), provided that (x) all interest payable on the Swingline Loans shall be for the account of BTCo until the date the respective participation is required to be purchased and, to the extent attributable to the purchased participa-tion, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pur-suant to this sentence is actually made, the purchasing Bank shall be required to pay BTCo interest on the principal amount of participation purchased for each day from and in-cluding the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans for each day thereafter.

          (e) More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than ten
   Borrowings of Fixed Rate Loans.

          1.02 Minimum Amount of Each Borrowing. (a) The aggregate principal amount of each Borrowing of Term Loans shall not be less than $5,000,000 and, if greater, shall be in an integral multiple of $500,000.

          (b) The aggregate principal amount of each Borrow-ing of Revolving Loans shall not be less than $2,000,000, and, if greater, shall be in an integral multiple of $500,000, provided that Mandatory Borrowings shall be made in the amounts required by Section 1.01(d).

          (c) The aggregate principal amount of each Borrow-ing of Swingline Loans shall not be less than $500,000 and, if greater, shall be in an integral multiple of $50,000.

          1.03 Notice of Borrowing. (a) Whenever any Bor-rower desires to make a Borrowing hereunder (excluding Bor-rowings of Swingline Loans and Mandatory Borrowings), it shall give the Agent at its Notice Office at least (x) three Business Days' prior written notice of each Eurodollar Rate Loan to be made hereunder, (y) two Business Days' prior writ-ten notice of each CD Rate Loan to be made hereunder and (z) one Business Day's prior written notice of each Base Rate Loan to be made hereunder, provided that any such notice shall be deemed to have been given on a certain day only if given before 11:00 A.M. (New York time) (12:00 Noon (New York time) in the case of a Borrowing of Base Rate Loans) on such day. Each such written notice (each a "Notice of Borrow-ing"), except as otherwise expressly provided in Section 1.10, shall be irrevocable and shall be given by the respec-tive Borrower in the form of Exhibit A, appropriately com-pleted to specify (i) whether the Loans being made pursuant to such Borrowing are Term Loans or Revolving Loans, (ii) the date of such Borrowing (which shall be a Business Day), (iii) the aggregate principal amount of the Loans to be made pursu-ant to such Borrowing, (iv) whether the Loans to be made pur-suant to such Borrowing are to be initially maintained as Base Rate Loans, CD Rate Loans or Eurodollar Rate Loans and
   (v) in the case of Fixed Rate Loans, the initial Interest Period to be applicable thereto. The Agent shall promptly give each Bank which is required to make Loans of the respec-tive Tranche specified in the Notice of Borrowing, notice of such proposed Borrowing, of such Bank's proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrow-ing.

          (b) (i) Whenever the Company desires to make a Borrowing of Swingline Loans hereunder, it shall give BTCo no later than 12:00 Noon (New York time) on the day such Swingline Loan is to be made, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be made hereunder. Each such notice shall be irrevocable and specify in each case (i) the date of Borrowing (which shall be a Business Day) and (ii) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing.

         (ii) Without in any way limiting the obligation of the Company to confirm in writing any telephonic notice of such Borrowing of Swingline Loans, BTCo may act without lia-bility upon the basis of telephonic notice of such Borrowing, believed by BTCo in good faith to be from the President, the Chief Financial Officer, the Treasurer or an Assistant Treasurer of the Company (or from any other officer of the Company designated in writing from time to time by the President or the Chief Financial Officer of the Company as a person entitled to give telephonic notices pursuant to this
   Section 1.03(b)), prior to receipt of written confirmation. In each such case, the Company hereby waives the right to dispute BTCo's record of the terms of such telephonic notice of such Borrowing of Swingline Loans.

        (iii) Mandatory Borrowings shall be made upon the notice specified in Section 1.01(d), with the Company irrev-ocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in Section 1.01(d).

          1.04  Disbursement of Funds.  No later than 12:00
   Noon (New York time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 2:00 P.M. (New York time) on the date specified in
   Section 1.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon (New York time) on the date specified in Section 1.01(d)), each Bank with a Commitment of the respective Tranche will make available through such Bank's applicable lending office its pro rata portion of each Borrowing requested to be made on such date to the Agent (or, in the case of Swingline Loans, BTCo shall make available the full amount thereof), in Dollars and in immediately available funds at the Agent's Payment Office. The Agent will make available to the respective Borrower at the Agent's Payment Office the aggregate of the amounts so made available by the Banks prior to 1:00 P.M. (New York time) on such day, to the extent of funds actually received by the Agent prior to 12:00 Noon (New York time). Unless the Agent shall have been notified by any Bank prior to the date of any Borrowing that such Bank does not intend to make available to the Agent such Bank's portion of any Borrowing to be made on such date, the Agent may assume that such Bank has made such amount available to the Agent on such date of Borrowing and the Agent may, in reliance upon such assump-tion, make available to the respective Borrower a corre-sponding amount. If such corresponding amount is not in fact made available to the Agent by such Bank, the Agent shall be entitled to recover such corresponding amount on demand from such Bank. If such Bank does not pay such corresponding amount forthwith upon the Agent's demand therefor, the Agent shall promptly notify the respective Borrower and such Borrower shall immediately pay such corresponding amount to the Agent. The Agent shall also be entitled to recover on demand from such Bank or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to such Borrower until the date such corresponding amount is recovered by the Agent, at a rate per annum equal to (i) if recovered from such Bank, the overnight Federal Funds Rate and (ii) if recovered from such Borrower, the rate of interest applicable to the respective Borrowing as deter-mined in accordance with Section 1.08. Nothing in this Sec-tion 1.04 shall be deemed to relieve any Bank from its obli-gation to fulfill its Commitments hereunder or to prejudice any rights which any Borrower may have against any Bank as a result of any default by such Bank hereunder.

          1.05 Notes. (a) Each Borrower's obligation to pay the principal of, and interest on, all Loans made by each Bank to such Borrower shall be evidenced (i) if Term Loans, by a promissory note duly executed and delivered to such Bank by the Company in the form of Exhibit B-1 with blanks appro-priately completed in conformity herewith (each, a "Term Note" and, collectively, the "Term Notes"), (ii) if Revolving Loans, by a promissory note duly executed and delivered to such Bank by such Borrower in the form of Exhibit B-2 with blanks appropriately completed in conformity herewith (each, a "Revolving Note" and, collectively, the "Revolving Notes") and (iii) if Swingline Loans, by a promissory note duly executed and delivered by the Company to BTCo substantially in the form of Exhibit B-3 with blanks appropriately com-pleted in conformity herewith (the "Swingline Note").

          (b) The Term Note issued to each Bank shall (i) be executed by the Company, (ii) be payable to such Bank or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Term Loan Commitment of such Bank on the Effective Date and be payable in the outstanding principal amount of Term Loans evidenced thereby, (iv) mature on the Final Maturity Date, (v) bear interest as provided in the appropriate clause of Section
   1.08 in respect of the Base Rate Loans, CD Rate Loans and Eurodollar Rate Loans, as the case may be, evidenced thereby and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (c)  The Revolving Note issued to each Bank shall
   (i) be executed by the respective Borrower, (ii) be payable to such Bank or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Revolving Loan Commitment of such Bank and be payable in the principal amount of the outstanding Revolving Loans evidenced thereby, (iv) mature on the Final Maturity Date,
   (v) bear interest as provided in the appropriate clause of
   Section 1.08 in respect of the Base Rate Loans, CD Rate Loans and Eurodollar Rate Loans, as the case may be, evidenced thereby and (vi) be entitled to the benefits of this Agree-ment and the other Credit Documents.

          (d) The Swingline Note issued to BTCo shall (i) be executed by the Company, (ii) be payable to BTCo or its registered assigns and be dated the Effective Date, (iii) be in a stated principal amount equal to the Maximum Swingline Amount and be payable in the principal amount of the outstanding Swingline Loans evidenced thereby, (iv) mature on the Swingline Expiry Date, (v) bear interest as provided in the appropriate clause of Section 1.08 in respect of the Base Rate Loans evidenced thereby, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

          (e) Each Bank will note on its internal records the amount of each Loan made by it and each payment and con-version in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the out-standing principal amount of Loans evidenced thereby. Fail-ure to make any such notation shall not affect any Borrower's obligations in respect of such Loans.

          1.06 Conversions. Each Borrower shall have the option to convert on any Business Day occurring on or after the earlier of (A) in the case of Term Loans, (i) the 30th day after the Term Loan Borrowing Date and (ii) the Term Loan Syndication Date or (B) in the case of Revolving Loans, (i) the 30th day after the Effective Date and (ii) the Revolving Loan Syndication Date, all or a portion equal to at least (x) in the case of a conversion of Term Loans, $5,000,000 (and, if greater, in an integral multiple of $500,000) and (y) in the case of a conversion of Revolving Loans, $2,000,000 (and, if greater, in an integral multiple of $500,000), of the out-standing principal amount of Loans made to such Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that (i) except as otherwise provided in Section 1.10(b), Fixed Rate Loans may be converted into Loans of another Type only on the last day of an Interest Period applicable thereto and no such partial conversion of Fixed Rate Loans shall reduce the outstanding principal amount of Fixed Rate Loans made pursuant to any single Borrowing to less than (x) in the case of Term Loans, $5,000,000 and (y) in the case of Revolving Loans, $2,000,000, (ii) Base Rate Loans may only be converted into Fixed Rate Loans if no Default or Event of Default is in existence on the date of the conversion, (iii) no conversion pursuant to this Section 1.06 shall result in a greater number of Borrowings than is permitted under Section 1.01(e) and (iv) Swingline Loans may not be converted pursuant to this Section 1.06. Each such conversion shall be effected by such Borrower giving the Agent at its Notice Office prior to 11:00 A.M. (New York time) at least three Business Days' (two Business Days' in the case of conversions into Base Rate Loans or CD Rate Loans) prior written notice (each a "Notice of Conversion") specifying the Loans to be so converted, the Borrowing(s) pursuant to which such Loans were made, the date of such conversion (which shall be a Business Day) and, if to be converted into Fixed Rate Loans, the Interest Period to be initially applicable thereto. The Agent shall give each Bank prompt notice of any such proposed conversion affecting any of its Loans.

          1.07 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be in-curred from the Banks pro rata on the basis of their respec-tive Term Loan Commitments or Revolving Loan Commitments, as the case may be. It is understood that no Bank shall be responsible for any default by any other Bank of its obliga-tion to make Loans hereunder and that each Bank shall be obligated to make the Loans provided to be made by it here-under regardless of the failure of any other Bank to make its Loans hereunder.

          1.08 Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan made to such Borrower from the date the pro-ceeds thereof are made available to such Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Base Rate Loan and (ii) the conversion of such Base Rate Loan into a Loan of a different Type pursuant to Section 1.06 at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate in effect from time to time.

          (b) Each Borrower agrees to pay interest in re-spect of the unpaid principal amount of each Eurodollar Rate Loan made to such Borrower from the date the proceeds thereof are made available to such Borrower until the earlier of (i) the maturity (whether by acceleration or otherwise) of such Fixed Rate Loan and (ii) the conversion of such Fixed Rate Loan into a Loan of a different Type pursuant to Section 1.06 at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the Eurodollar Rate for such Interest Period.

          (c)  Each Borrower agrees to pay interest in
   respect of the unpaid principal amount of each CD Rate Loan made to such Borrower from the date the proceeds thereof are made available to such Borrower until the earlier of (x) the maturity (whether by acceleration or otherwise) of such CD Rate Loan and (ii) the conversion of such CD Rate Loan into a Loan of different Type pursuant to Section 1.06 at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the CD Rate for such Interest Period.

          (d) Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder shall, in each case, bear interest at a rate per annum equal to the greater of (x) 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective Tranche from time to time and (y) the rate which is 2% in excess of the rate then borne by such Loan. Interest which accrues under this Section 1.08(d) shall be payable on demand.

          (e) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, quar-terly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each Euro-dollar Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (iii) in respect of each CD Rate Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of 90 days, on each date occurring at 90-day intervals after the first day of such Interest Period and (iv) in respect of each Loan, on any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such matur-ity, on demand.

          (g)  Upon each Interest Determination Date, the
   Agent shall determine the interest rate for the Fixed Rate Loans for each Interest Period applicable to such Fixed Rate Loans and shall promptly notify the Borrowers and the Banks thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

          1.09 Interest Periods. At the time it gives any Notice of Borrowing or Notice of Conversion in respect of the making of, or conversion into, any Fixed Rate Loan (in the case of the initial Interest Period applicable thereto) or on the third Business Day prior to the expiration of an Interest Period applicable to such Fixed Rate Loan (in the case of subsequent Interest Periods), the respective Borrower shall have the right to elect, by giving the Agent notice thereof, the interest period (each an "Interest Period") applicable to such Borrowing, which Interest Period shall, at the option of such Borrower, be (x) in the case of a CD Rate Loan, a 30, 60, 90 or 180-day period and (y) in the case of a Eurodollar Rate Loan, a one, two, three or six-month period, provided that:

          (i) all Fixed Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

         (ii) the initial Interest Period for any Borrowing of Fixed Rate Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of a different Type) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

        (iii) if any Interest Period relating to a Borrowing of Eurodollar Rate Loans begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

         (iv) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period in respect of a Borrowing of Eurodollar Rate Loans would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

          (v) no Interest Period may be selected at any time when an Event of Default is then in existence;

         (vi) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 4.02(b) if the aggregate principal amount of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans then outstanding less the aggregate amount of such required repayment;

        (vii) no Interest Period in respect of any Borrowing of Revolving Loans shall be selected which extends beyond any date upon which a mandatory reduction to the Total Revolving Loan Commitment will be required to be made pursuant to Section 3.03(c) if, after giving effect to the selection of such Interest Period, the aggregate principal amount of Revolving Loans which have Interest Periods ending after the date of such mandatory reduc-tion would exceed the Total Revolving Loan Commitment after giving effect to the mandatory reduction thereto; and

       (viii) no Interest Period in respect of any Borrowing of Fixed Rate Loans shall be selected which extends beyond the Final Maturity Date.

          If upon the expiration of any Interest Period applicable to a Borrowing of Fixed Rate Loans, the respective Borrower has failed to elect (or is not permitted to elect) a new Interest Period to be applicable to such Borrowing as provided above, such Borrower shall be deemed to have elected to convert such Borrowing into a Borrowing of Base Rate Loans effective as of the expiration date of such current Interest Period.

          1.10 Increased Costs, Illegality, etc. (a) In the event that any Bank shall have determined (which deter-mination shall, absent manifest error, be final and conclu-sive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by the Agent):

          (i) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market or the secondary certificate of deposit market, as the case may be, adequate and fair means do not exist for ascer-taining the applicable interest rate on the basis pro-vided for in the definition of Eurodollar Rate or CD Rate, as the case may be; or

         (ii) at any time, that such Bank shall incur in-creased costs or reductions in the amounts received or receivable hereunder with respect to any Fixed Rate Loan because of (x) any change since the date of this Agree-ment in any applicable law or governmental rule, regula-tion, guideline, order or request (whether or not having the force of law) or in the interpretation or adminis-tration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order such as, for example, but not limited to, (A) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Euro-dollar Rate or the CD Rate, as the case may be or (B) a change in the basis of taxation of payments to any Bank of the principal of or interest on such Fixed Rate Loan or any other amounts payable hereunder (except for changes in the rate of tax on, or determined by refer-ence to, the net income or profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or the jurisdiction in which such Bank's prin-cipal office or applicable lending office is located or any subdivision thereof or therein) and/or (y) any other circumstances affecting such Bank or the interbank Euro-dollar market or the secondary certificate of deposit market or the position of such Bank in such market; or

        (iii) at any time that the making or continuance of any Fixed Rate Loan has become (x) unlawful by compli-ance by such Bank with any law, governmental rule, regu-lation, guideline or order, (y) impossible by compliance by such Bank with any governmental request (whether or not having the force of law) or (z) has become imprac-ticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurodollar market or the secondary certificate of deposit market, as the case may be;

   then, and in any such event, such Bank (or the Agent, in the case of clause (i) above) shall promptly give notice (by telephone confirmed in writing) to the Company, any affected Borrower and, except in the case of clause (i) above, to the Agent of such determination (which notice the Agent shall promptly transmit to each of the other Banks). Thereafter
   (x) in the case of clause (i) above, Fixed Rate Loans of the affected Type shall no longer be available until such time as the Agent notifies the Company, any affected Borrower and the Banks that the circumstances giving rise to such notice by the Agent no longer exist, and any Notice of Borrowing or Notice of Conversion given by any Borrower with respect to such affected Fixed Rate Loans which have not yet been in-curred (including by way of conversion) shall be deemed rescinded by such Borrower, (y) in the case of clause (ii) above, such Borrower shall pay to such Bank, within 15 days of receipt of the notice referred to below, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Bank in its sole discretion shall determine) as shall be required to compensate such Bank for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Bank, setting forth in reasonable detail the basis for the calculation thereof, submitted to the affected Borrower by such Bank shall, absent manifest error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, such Borrower shall take one of the actions specified in
   Section 1.10(b) as promptly as possible and, in any event, within the time period required by law. To the extent the notice required by the preceding sentence and relating to costs arising under clause (ii) above is given by any Bank more than 90 days after the occurrence of the event giving rise to the additional costs of the type described in clause
   (ii) above, such Bank shall not be entitled to compensation under this Section 1.10(a) for any amounts incurred or accrued prior to the giving of such notice to the affected Borrower.

          (b)  At any time that any Fixed Rate Loan is
   affected by the circumstances described in Section 1.10(a)(ii) or (iii), the respective Borrower may (and in the case of a Fixed Rate Loan affected pursuant to Section 1.10(a)(iii) shall) either (x) if the affected Fixed Rate Loan is then being made initially or pursuant to a conver-sion, cancel the respective Borrowing by giving the Agent telephonic notice (confirmed in writing) thereof on the same date that such Borrower was notified by the affected Bank or the Agent pursuant to Section 1.10(a)(ii) or (iii) or (y) if the affected Fixed Rate Loan is then outstanding, upon at least three Business Days' written notice to the Agent, require the affected Bank to convert such Fixed Rate Loan into a Loan (of the same Tranche) of another Type, provided that, if more than one Bank is similarly affected at any time, then all similarly affected Banks must be treated the same pursuant to this Section 1.10(b).

          (c) If any Bank determines at any time that any change after the date of this Agreement in any applicable law or governmental rule, regulation, guideline, order, directive or request (whether or not having the force of law) concern-ing capital adequacy, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Bank or any corporation controlling such Bank based on the existence of such Bank's Commitments hereunder or its obligations hereunder, then the Borrowers jointly and severally agree to pay to such Bank, within 15 days of the receipt of the notice referred to below, such additional amounts as shall be required to compensate such Bank or such other corporation for the increased cost to such Bank or such other corporation as a result of such increase of capital.
   In determining such additional amounts, each Bank will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Bank's determination of compensation owing under this Section 1.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Bank, upon determining that any additional amounts will be payable pursuant to this Section 1.10(c), will give prompt written notice thereof to the Borrowers, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers' obli-gations to pay additional amounts pursuant to this Section 1.10(c). To the extent the notice required by the immediate-ly preceding sentence is given by any Bank more than 120 days after the occurrence of the event giving rise to the addi-tional costs of the type described in this Section 1.10(c), such Bank shall not be entitled to compensation under this
   Section 1.10(c) for any amounts incurred or accrued prior to the giving of such notice to the Borrowers.

          1.11 Compensation. Each Borrower shall compensate each Bank, upon its written request (which request shall set forth the basis for requesting such compensation), for all reasonable losses, expenses and liabilities (including, with-out limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Bank to fund its Fixed Rate Loans, but excluding any loss of anticipated profits) which such Bank may sustain: (i) if for any reason (other than a default by such Bank or the Agent) a Borrowing of, or conver-sion from or into, Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion (whether or not withdrawn by the Borrower or deemed withdrawn pursuant to Section 1.10); (ii) if any re-payment (including any repayment made pursuant to Section
   4.01 or 4.02 or as a result of an acceleration of the Loans pursuant to Section 9) or conversion of any of its Fixed Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date speci-fied in a notice of prepayment given by any Borrower; or (iv) as a consequence of (x) any other default by any Borrower to repay its Loans when required by the terms of this Agreement or the Notes held by such Bank or (y) any election made pursuant to Section 1.10(b).

          1.12 Change of Lending Office. Each Bank agrees that on the occurrence of any event giving rise to the oper-ation of Section 1.10(a)(ii) or (iii), Section 1.10(c), Sec-tion 2.06 or Section 4.04 with respect to such Bank, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Bank) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Bank and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this
   Section 1.12 shall affect or postpone any of the obligations of any Borrower or the right of any Bank provided in Sec-tions 1.10, 2.06 and 4.04.

          1.13 Replacement of Banks. (a) (i) Upon the occurrence of any event giving rise to the operation of Sec-tion 1.10(a)(ii) or (iii), Section 1.10(c), Section 2.06 or
   Section 4.04 with respect to any Bank which results in such Bank charging to any Borrower increased costs in excess of those being generally charged by the other Banks or (ii) if any Bank refuses to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), the Company shall have the right, in accordance with the requirements of Section 13.04(b), if no Default or Event of Default will exist after giving effect to such replacement, to replace such Bank (the "Replaced Bank") with one or more other Eligible Transferee or Transferees (collectively, the "Replacement Bank") acceptable to the Agent, provided that (i) at the time of any replacement pursuant to this Section 1.13, the Replacement Bank shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Bank) pursuant to which the Replacement Bank shall acquire the entire Revolving Loan Commitment and all outstanding Revolving Loans and/or Term Loans (or such Replaced Bank's entire Term Loan Commitment if the Term Loan Borrowing Date has not yet occurred), as the case may be, of the Replaced Bank and, in connection therewith, shall pay to
   (x) the Replaced Bank in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans of the Replaced Bank and an amount equal to all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Bank, together with all then unpaid interest with respect thereto at such time, (B) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Replaced Bank and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Bank pursuant to Section 3.01 and (y) BTCo an amount equal to such Replaced Bank's Revolving Loan Percentage of any Mandatory Borrowings and any Unpaid Drawing (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Bank, and (ii) all obli-gations of the Borrowers owing to the Replaced Bank (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full by the Borrowers to such Replaced Bank concurrently with such replacement.

          (b)  Upon the execution of the respective
   Assignment and Assumption Agreements, the payment of the amounts referred to in clauses (i) and (ii) of Section 1.13(a) and, if so requested by the Replacement Bank, delivery to the Replacement Bank of the appropriate Note or Notes executed by the appropriate Borrowers, the Replacement Bank shall become a Bank hereunder and the Replaced Bank shall cease to constitute a Bank hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such Replaced Bank.

          Section 2.  Letters of Credit.

          2.01 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, the Company may request that BTCo issue, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, for the account of the Company and for the benefit of any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Indebtedness of the Company or any of its Subsidiaries, an irrevocable standby letter of credit, in a form customarily used by BTCo or in such other form as has been approved by BTCo (each such standby letter of credit, a "Letter of Credit") in support of such L/C Supportable Indebtedness.

          (b) BTCo hereby agrees that it will (subject to the terms and conditions contained herein) at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the Company one or more Letters of Credit, in support of such L/C Supportable Indebtedness of the Company or any of its Subsidiaries as is permitted to remain outstanding without giving rise to a Default or an Event of Default, provided that BTCo shall be under no obligation to issue any Letter of Credit if at the time of such issuance:

          (i) any order, judgment or decree of any govern-mental authority or arbitrator shall purport by its terms to enjoin or restrain BTCo from issuing such Letter of Credit or any requirement of law applicable to BTCo or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over BTCo shall prohibit, or request that BTCo refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon BTCo with respect to such Letter of Credit any restriction or reserve or capital requirement (for which BTCo is not otherwise compensated) not in effect on the date hereof, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to BTCo as of the date hereof and which BTCo in good faith deems material to it; or

         (ii) BTCo shall have received notice from the Required Banks prior to the issuance of such Letter of Credit of the type described in the penultimate sentence of Section 2.03(b).

   In addition, BTCo shall not be obligated to issue any Letter of Credit at a time when a Bank Default exists unless BTCo shall have entered into arrangements satisfactory to it and the Company to eliminate BTCo's risk with respect to the Bank which is the subject of the Bank Default, including by cash collateralizing such Bank's Revolving Loan Percentage of the Letter of Credit Outstandings.

          (c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $20,000,000 or (y) when added to the sum of (A) the aggregate principal amount of all Swingline Loans and Revolving Loans then outstanding and (B) the aggregate principal amount of all Third-Party Subsidiary Borrowings then outstanding (or the Dollar Equivalent thereof in the case of Third-Party Subsidiary Borrowings incurred in a currency other than Dollars), an amount equal to the Total Revolving Loan Commitment at such time minus, if the determination pursuant to this clause (i) is made at any time prior to the Term Loan Borrowing Date, the Revolving Loan Commitment Redemption Reserve at such time and (ii) each Letter of Credit shall by its terms terminate on or before the earlier of (x) the date which occurs 12 months after the date of the issuance thereof (although any such Letter of Credit may be extendable for successive periods of up to 12 months, but not beyond the Final Maturity Date, on terms acceptable to BTCo) and (y) the Final Maturity Date.

          2.02 Minimum Stated Amount. The Stated Amount of each Letter of Credit shall not be less than $250,000 or such lesser amount as is acceptable to BTCo.

          2.03 Letter of Credit Requests. (a) Whenever the Company desires that a Letter of Credit be issued for its account, the Company shall give the Agent and BTCo at least five Business Days' (or such shorter period as is acceptable to BTCo) written notice thereof. Each notice shall be in the form of Exhibit C (each a "Letter of Credit Request").

          (b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Company that such Letter of Credit may be issued in accord-ance with, and will not violate the requirements of, Section 2.01(c). Unless BTCo has received notice from the Required Banks before it issues a Letter of Credit that a Default or an Event of Default then exists or that the issuance of such Letter of Credit would violate Section 2.01(c), then BTCo shall issue the requested Letter of Credit for the account of the Company in accordance with BTCo's usual and customary practices. Upon its issuance of any Letter of Credit, BTCo shall promptly notify each Bank of such issuance, which notice shall be accompanied by a copy of the Letter of Credit actually issued.

          2.04 Letter of Credit Participations. (a) Im-mediately upon the issuance by BTCo of any Letter of Credit, BTCo shall be deemed to have sold and transferred to each Bank with a Revolving Loan Commitment, other than BTCo (each such Bank, in its capacity under this Section 2.04, a "Parti-cipant"), and each such Participant shall be deemed irrevo-cably and unconditionally to have purchased and received from BTCo, without recourse or warranty, an undivided interest and participation, to the extent of such Participant's Revolving Loan Percentage in such Letter of Credit, each drawing made thereunder and the obligations of the Company under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolv-ing Loan Commitments of the Banks pursuant to Section 1.13 or 13.04, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.04 to reflect the new Revolving Loan Percentages of the assignor and assignee Bank or of all Banks with Revolving Loan Commitments, as the case may be.

          (b) In determining whether to pay under any Letter of Credit, BTCo shall have no obligation relative to the other Banks other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by BTCo under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for BTCo any resulting liability to the Company, any Subsidiary of the Company or any Bank.

          (c) In the event that BTCo makes any payment under any Letter of Credit and the Company shall not have reim-bursed such amount in full to BTCo pursuant to Section 2.05(a), BTCo shall promptly notify the Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to BTCo the amount of such Participant's Revolving Loan Percentage of such unreimbursed payment in Dollars and in same day funds. If the Agent so notifies, prior to 11:00 A.M. (New York time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to BTCo in Dollars such Participant's Revolving Loan Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its Revolving Loan Per-centage of the amount of such payment available to BTCo, such Participant agrees to pay to BTCo, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to BTCo at the overnight Federal Funds Rate. The failure of any Participant to make available to BTCo its Revolving Loan Percentage of any payment under any Letter of Credit shall not relieve any other Participant of its obligation hereunder to make avail-able to BTCo its Revolving Loan Percentage of any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to BTCo such other Participant's Revolving Loan Percentage of any such payment.

          (d) Whenever BTCo receives a payment of a reim-bursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, BTCo shall pay to each Participant which has paid its Revolving Loan Percentage thereof, in Dollars and in same day funds, an amount equal to such Participant's share (based upon the pro-portionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Partici-pants) of the principal amount of such reimbursement obliga-tion and interest thereon accruing after the purchase of the respective participations.

          (e) Upon the request of any Participant, BTCo shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

          (f) The obligations of the Participants to make payments to BTCo with respect to Letters of Credit issued by it shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circum-stances, including, without limitation, any of the following circumstances:

          (i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

         (ii) the existence of any claim, setoff, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, any other Credit Document, the transactions contemplated herein or therein or any unrelated transactions (including any underlying transaction between the Company or any of its Subsidiaries on the one hand and the beneficiary named in any such Letter of Credit on the other hand);

        (iii) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccu-rate in any respect;

        (iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

         (v) the occurrence of any Default or Event of Default.

          2.05  Agreement to Repay Letter of Credit Drawings.
   (a) The Company hereby agrees to reimburse BTCo, by making payment to the Agent in immediately available funds at the Payment Office of the Agent, for any payment or disbursement made by BTCo under any Letter of Credit (each such amount, so paid until reimbursed, an "Unpaid Drawing"), immediately after, and in any event on the date of such payment or disbursement, with interest on the amount so paid or dis-bursed by BTCo, to the extent not reimbursed prior to 12:00 Noon (New York time) on the date of such payment or disburse-ment, from and including the date paid or disbursed to but excluding the date BTCo was reimbursed by the Company therefor at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York time) on the third Business Day following such payment or disbursement, interest shall thereafter accrue on the amounts so paid or disbursed by BTCo (and until reimbursed by the Company) at a rate per annum which shall be the Base Rate in effect from time to time plus the Applicable Margin for Revolving Loans maintained as Base be payable on demand. BTCo shall give the Company prompt notice of each Drawing under any Letter of Credit, provided that the failure to give any such notice shall in no way affect, impair or diminish the Company's obligations hereunder.

          (b)  The obligations of the Company under this
   Section 2.05 to reimburse BTCo with respect to drawings on Letters of Credit (each, a "Drawing") (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company may have or have had against any Bank (including in its capacity as issuer of the Letter of Credit or as Partici-
   pant), or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing, BTCo's only obligation to the Company being to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by BTCo under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for BTCo any resulting liability to the Company or any of its Subsidiaries.

          2.06 Increased Costs. If at any time after the date of this Agreement, the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by BTCo or any Partici-pant with any request or directive by any such authority (whether or not having the force of law), or any change in generally acceptable accounting principles, shall either
   (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by BTCo or participated in by any Participant, or (ii) impose on BTCo or any Participant any other condi-tions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to BTCo or any Participant of issu-ing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by BTCo or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for changes in the rate of tax on, or determined by reference to, the net income or profits of BTCo or such Participant, pursuant to the laws of the jurisdiction in which BTCo or such Participant is organized or the jurisdiction in which BTCo's or such Participant's principal office or applicable lending office is located or any subdivision thereof or therein), then, within 15 days after demand to the Company by BTCo or such Participant (a copy of which demand shall be sent by BTCo or such Participant to the Agent), the Company shall pay to BTCo or such Participant such additional amount or amounts as will compensate BTCo or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. BTCo or any Participant, upon determining that any additional amounts will be payable pursuant to this Section 2.06, will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by BTCo or such Participant (a copy of which certificate shall be sent by BTCo or such Participant to the Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate BTCo or such Participant. The certificate required to be delivered pursuant to this Section 2.06 shall, if delivered in good faith and absent manifest error, be final and conclusive and binding on the Company. To the extent the notice required by the second preceding sentence is given by BTCo or any Participant more than 90 days after the occurrence of the event giving rise to the additional costs of the type described in this Section 2.06, BTCo or such Participant shall not be entitled to compensation under this Section 2.06 for any amounts incurred or accrued prior to the giving of such notice to the Company.

          Section 3.  Commitment Commission; Fees; Reductions
   of Commitments.

          3.01 Fees. (a) The Company agrees to pay to the Agent for distribution to each Bank with a Term Loan Commit-ment a commitment commission (the "Term Loan Commitment Commission") for the period from the Effective Date to and including the date on which the Total Term Loan Commitment shall have been terminated, computed at a rate for each day equal to 3/8 of 1% per annum on the daily average Term Loan Commitment of such Bank, provided, that, so long as (x) no Default or Event of Default exists and (y) the Applicable Margin for Eurodollar Rate Loans is .5% or less, the foregoing percentage shall be reduced to 1/4 of 1%. Accrued Term Loan Commitment Commission shall be due and payable in arrears on the Term Loan Borrowing Date or upon any earlier date on which the Total Term Loan Commitment is terminated.

          (b) The Company agrees to pay to the Agent for distribution to each Bank with a Revolving Loan Commitment a commitment commission (the "Revolving Loan Commitment Commis-sion") for the period from the Effective Date to and includ-ing the Final Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated) computed at a rate for each day equal to 3/8 of 1% per annum on the daily average Unutilized Revolving Loan Commitment of such Bank, provided, that, so long as (x) no Default or Event of Default exists and (y) the Applicable Margin for Euro-dollar Rate Loans is .5% or less, the foregoing percentage shall be reduced to 1/4 of 1%. Accrued Revolving Loan Com-mitment Commission shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year, and on the Final Maturity Date (or upon such earlier date as the Total Revolving Loan Commitment is terminated).

          (c) The Company agrees to pay to the Agent for pro rata distribution to each Bank with a Revolving Loan Commit-ment (based upon such Bank's Revolving Loan Percentage) a fee in respect of each Letter of Credit issued hereunder (the "Letter of Credit Fee") for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin for Revolving Loans maintained as Eurodollar Rate Loans as in effect from time to time on the daily average Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and pay-able quarterly in arrears on the last Business Day of each March, June, September and December and upon the first day on or after the termination of the Total Revolving Loan Com-mitment upon which no Letters of Credit remain outstanding.

          (d) The Company agrees to pay to BTCo, for its account, a facing fee in respect of each Letter of Credit (the "Facing Fee"), for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% per annum on the daily average Stated Amount of such Letter of Credit, provided, that in any event the minimum amount of the Facing Fee payable in any 12 month period for each Letter of Credit shall be $500; it being agreed that, on the date of issuance of any Letter of Credit and on each anniversary thereof prior to the termina-tion of such Letter of Credit, if $500 will exceed the amount of Facing Fees that will accrue with respect to such Letter of Credit for the immediately succeeding 12 month period, the full $500 shall be payable on the date of issuance of such Letter of Credit and on each such anniversary thereof prior to the termination of such Letter of Credit. Except as otherwise provided in the proviso to the immediately preceding sentence, accrued Facing Fees shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

          (e) The Company agrees to pay to BTCo, upon each drawing under, issuance of, or amendment to, any Letter of Credit, such amount as shall at the time of such event be the administrative charge which BTCo is generally imposing in connection with such occurrence with respect to letters of credit.

          (f) The Company agrees to pay to the Agent, for the account of each Bank with a Revolving Loan Commitment, on the Effective Date, such upfront fee as has been previously agreed to among the Company, the Agent and the Banks.

          (g) The Company agrees to pay to the Agent, for its own account, such other fees as shall have been agreed to by the Company and the Agent.

          3.02  Voluntary Reduction of Commitments.  (a)
   Upon at least five Business Days' prior notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), the Company shall have the right, at any time or from time to time, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or in part, in integral multiples of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Bank with such a Commitment and (ii) the reduction to the Total Unutilized Revolving Loan Commitment shall in no case be in an amount which would cause the Revolving Loan Commitment of any Bank to be reduced (as required by preceding clause (i)) by an amount which exceeds the remainder of (x) the Unutilized Revolving Loan Commitment of such Bank as in effect immedi-ately before giving effect to such reduction minus (y) such Bank's Revolving Loan Percentage of the aggregate principal amount of Swingline Loans then outstanding; and provided further, that no reduction to the Total Unutilized Revolving Loan Commitment shall be in an amount which would cause the Total Unutilized Revolving Loan Commitment to be reduced, at any time prior to the Term Loan Borrowing Date, to an amount below the Revolving Loan Commitment Redemption Reserve at such time.

          (b) In the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), the Company may, upon five Business Days' prior notice to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks) terminate the entire Revolving Loan Commitment and Term Loan Commitment (if not theretofore terminated) of such Bank so long as all Loans, together with all accrued and unpaid interest, Fees and all other amounts, owing to such Bank are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time such Bank shall no longer constitute a "Bank" for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06), which shall survive as to such repaid Bank.

          3.03 Mandatory Reduction of Commitments. (a) The Total Commitment (and the Term Loan Commitment and the Revolving Loan Commitment of each Bank) shall terminate in its entirety on July 30, 1994 unless the Effective Date has occurred on or before such date.

          (b) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Term Loan Commitment (and the Term Loan Commitment of each Bank) shall
   (i) terminate in its entirety on the Term Loan Borrowing Date (after giving effect to the making of the Term Loans on such date), (ii) prior to the termination of the Total Term Loan Commitment as provided in clause (i) above, be reduced from time to time to the extent required by Section 4.02(c) and
   (iii) terminate in its entirety (to the extent not theretofore terminated) at 5:00 p.m. (New York time) on the Term Loan Borrowing Date whether or not any Term Loans are incurred on such date.

          (c) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving
   Loan Commitment shall be reduced on each date and in the amount set forth below:

          June 30, 1997            $25,000,000
          June 30, 1998            $25,000,000

          (d) In addition to any other mandatory commitment reductions pursuant to this Section 3.03, the Total Revolving Loan Commitment (and the Revolving Loan Commitment of each
   Bank) shall terminate in its entirety on the Final Maturity
   Date.

          (e) Each partial reduction to the Total Term Loan Commitment or the Total Revolving Loan Commitment pursuant to this Section 3.03 shall apply proportionately to the Term Loan Commitment or the Revolving Loan Commitment, as the case may be, of each Bank with such a Commitment.

          Section 4.  Prepayments; Payments.

          4.01 Voluntary Prepayments. Each Borrower shall have the right to prepay the Loans made to it, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) the respective Borrower shall give the Agent prior to 12:00 Noon (New York time) at its Notice Office (x) at least one Business Day's prior written notice (or telephonic notice promptly confirmed in writing) of such Borrower's intent to prepay Base Rate Loans (or same day notice in the case of Swingline Loans provided such notice is given prior to 11:00 A.M. (New York time)) and (y) at least three Business Days' prior written notice (or telephonic notice promptly confirmed in writing) of such Borrower's intent to prepay Fixed Rate Loans, whether Term Loans, Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment and the Types of Loans to be prepaid and, in the case of Fixed Rate Loans, the specific Borrowing or Borrowings pursuant to which made, which notice the Agent shall promptly transmit to each of the Banks; (ii) each prepayment shall be in an aggregate princi-pal amount of at least $500,000 (or $250,000 in the case of Swingline Loans), provided that if any partial prepayment of Fixed Rate Loans made pursuant to any Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Bor-rowing to an amount less than (1) in the case of Term Loans, $5,000,000 and (2) in the case of Revolving Loans, $2,000,000, then such Borrowing may not be continued as a Borrowing of Fixed Rate Loans and any election of an Interest Period with respect thereto given by the respective Borrower shall have no force or effect; (iii) each prepayment in re-spect of any Loans made pursuant to a specific Borrowing shall be applied pro rata among such Loans; and (iv) in the event of certain refusals by a Bank to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Banks as provided in Section 13.12(b), the respective Borrower may, upon five Business Days' written notice by such Borrower to the Agent at its Notice Office (which notice the Agent shall promptly transmit to each of the Banks), repay all Loans, together with all accrued and unpaid interest, Fees, and all other amounts owing to such Bank in accordance with said Section 13.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Bank pursuant to this clause (iv) the Revolving Loan Commitment of such Bank is terminated concurrently with such repayment (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) the consents required by Section 13.12(b) in connection with the repayment pursuant to this clause (iv) have been obtained. Each prepayment of principal of Term Loans pursuant to this
   Section 4.01 (excluding prepayments of Term Loans as contem-plated by clause (iv) of the immediately preceding sentence except to the extent that the Term Loans of the Bank which is receiving the prepayment are not replaced as contemplated by
   Section 13.12(b)) shall be applied to reduce the then remaining Scheduled Repayments in inverse order of maturity based upon the then remaining amount of each such Scheduled Repayment after giving effect to all prior reductions thereto; provided that the Company shall be entitled at the time of any prepayment of Term Loans pursuant to this Section
   4.01 to request that such prepayment be applied (in which case it will be applied) first in direct order of maturity to reduce any Scheduled Repayments of Term Loans which will be due and payable (after giving effect to all prior reductions thereto) on the next four Scheduled Repayment Dates to occur after the date of the respective prepayment of Term Loans pursuant to this Section 4.01, with any remainder to be applied as provided above without regard to this proviso.

          4.02 Mandatory Prepayments. (a) If on any date the sum of (A) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans, (B) the aggregate amount of Letter of Credit Outstandings and (C) the aggregate outstanding principal amount of Third-Party Subsidiary Borrowings (or the Dollar Equivalent thereof in the case of Third-Party Subsidiary Borrowings incurred in a currency other than Dollars) exceeds the Total Revolving Loan Commitment as then in effect, there shall be required to be repaid on such date that principal amount of Swingline Loans, and if no Swingline Loans are or remain outstanding, Revolving Loans, in an amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of the Letter of Credit Outstandings exceeds the Total Revolving Loan Commitment as then in effect, there shall be paid to the Agent at the Payment Office on such date an amount of cash or Cash Equivalents equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Outstandings at such time), such cash or Cash Equivalent to be held as security for the obligations of the Company hereunder in a cash collateral account established by the Agent.

          (b) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date set forth below the Company shall be required to repay that principal amount of Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be reduced as provided in Sections 4.01 and 4.02(c), a "Scheduled Repayment," and each such date, a "Scheduled Repayment Date"):

   Scheduled Repayment Date

Amount

   the last Business Day in September, 1994      $5,000,000
   the last Business Day in December, 1994       $5,000,000
   the last Business Day in March, 1995          $5,000,000
   the last Business Day in June, 1995           $5,000,000
   the last Business Day in September, 1995      $5,000,000
   the last Business Day in December, 1995       $5,000,000
   the last Business Day in March, 1996          $5,000,000
   the last Business Day in June, 1996           $5,000,000
   the last Business Day in September, 1996      $5,000,000
   the last Business Day in December, 1996       $5,000,000
   the last Business Day in March, 1997          $5,000,000
   the last Business Day in June, 1997           $5,000,000
   the last Business Day in September, 1997      $5,000,000
   the last Business Day in December, 1997       $5,000,000
   the last Business Day in March, 1998          $5,000,000
   the last Business Day in June, 1998           $5,000,000
   the last Business Day in September, 1998      $5,000,000
   the last Business Day in December, 1998       $5,000,000
   the last Business Day in March, 1999          $5,000,000
   Final Maturity Date                           $5,000,000

          (c) In addition to any other mandatory repayments pursuant to this Section 4.02, on each date upon which the Company receives any proceeds from the issuance of the New Senior Subordinated Notes, an amount equal to 100% of the proceeds thereof (net of underwriting discounts or placement discounts and commissions and other reasonable costs associated therewith) shall be applied as a mandatory repayment of principal of outstanding Term Loans (or, if the Term Loan Borrowing Date has not yet occurred, such amounts shall be applied as a mandatory reduction to the Total Term Loan Commitment). The amount of each principal repayment of Term Loans (and the amount of each reduction to the Total Term Loan Commitment) made as required by this Section 4.02(c) shall be applied to reduce the then remaining Scheduled Repayments in the inverse order of maturity after giving effect to all prior reductions thereto.

          (d)  With respect to each repayment of Loans
   required by this Section 4.02, the respective Borrower may designate the Types of Loans which are to be repaid and, in the case of Fixed Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which made, provided that: (i) repayments of Fixed Rate Loans made pursuant to this Section 4.02 may only be made on the last day of an Interest Period applicable thereto unless all such Fixed Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Borrowing to an amount less than
   (x) in the case of Term Loans, $5,000,000 and (y) in the case of Revolving Loans, $2,000,000, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans; and (iii) each repayment in respect of any Loans made pursuant to a specific Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Agent shall, subject to the above, make such designation in its sole discretion.

          (e) Notwithstanding anything to the contrary contained elsewhere in this Agreement, (i) all then outstanding Term Loans and Revolving Loans shall be repaid in full on the Final Maturity Date and (ii) all then outstanding
   Swingline Loans shall be repaid in full on the Swingline
   Expiry Date.

          4.03 Method and Place of Payment. Except as other-wise specifically provided herein, all payments under this Agreement or any Note shall be made to the Agent for the account of the Bank or Banks entitled thereto no later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Agent's Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

          4.04 Net Payments. (a) All payments made by the Borrowers hereunder or under any Note will be made without setoff, counterclaim or other defense. Except as provided in
   Section 4.04(b) and (c) with respect to payments made by the Company, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding, in the case of each Bank and the Agent, except as provided in the second succeeding sentence, any tax imposed on or measured by the net income or profits pursuant to the laws of the jurisdiction in which such Bank or the Agent (as the case may be) is organized or any subdivision thereof or therein and, in the case of each Bank, any tax imposed on or measured by the net income or profits pursuant to the laws of the jurisdiction in which the principal office or applicable lending office of such Bank is located or any subdivision thereof or therein) and all interest, penalties or similar liabilities with respect thereto (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as "Taxes"). If any Taxes are so levied or imposed, the respective Borrower agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such Note. If any amounts are payable in respect of Taxes pursuant to the preceding sentence, the respective Borrower agrees to reimburse each Bank, upon the written request of such Bank, for taxes imposed on or measured by the net income or profits of such Bank pursuant to the laws of the jurisdiction in which such Bank is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located or under the laws of any political subdivision or taxing authority of any such jurisdiction in which such Bank is organized or the juris-diction in which such Bank is organized or the jurisdiction in which the principal office or applicable lending office of such Bank is located and for any withholding of income or similar taxes imposed by the United States of America as such Bank shall determine are payable by, or withheld from, such Bank in respect of such amounts so paid to or on behalf of such Bank pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of such Bank pursuant to this sentence. The respective Borrower will furnish to the Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower. The respective Borrower agrees to indemnify and hold harmless each Bank, and reimburse such Bank upon its written request, for the amount of any Taxes so levied or imposed and paid by such Bank. If any Bank shall obtain a refund, credit or deduction as a result of the payment of or indemnification for any Taxes made by any Borrower to such Bank pursuant to this Section 4.04(a), such Bank shall pay to such Borrower an amount with respect to such refund, credit or deduction equal to any net tax benefit actually received by such Bank as a result thereof which such Bank determines, in its sole discretion, to be attributable to such payment.

          (b)  Each Bank that is not a United States person
   (as such term is defined in Section 7701(a)(30) of the Code) agrees to deliver to the Company and the Agent on or prior to the Effective Date, or in the case of a Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or 13.04 (unless the respective Bank was already a Bank hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Bank, (i) two accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001 (or successor forms) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments to be made by the Company under this Agreement and under any Note, or (ii) if the Bank is not a "bank" within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form 1001 or 4224 pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit D (any such certificate, a "Section 4.04(b)(ii) Certificate") and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8 (or successor form) certifying to such Bank's entitlement to a complete exemption from United States withholding tax with respect to payments of interest to be made by the Company under this Agreement and under any Note. In addition, each Bank agrees that from time to time after the Effective Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Company and the Agent two new accurate and complete original signed copies of Internal Revenue Service Form 4224 or 1001, or Form W-8 and a Section 4.04(b)(ii) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Bank to a continued exemption from or reduction in United States withholding tax with respect to payments by the Company under this Agreement and any Note, or it shall immediately notify the Company and the Agent of its inability to deliver any such Form or Certificate. Notwithstanding anything to the contrary contained in Section 4.04(a), but subject to Section 13.04(b) and the immediately succeeding sentence, (x) the Company shall be entitled, to the extent it is required to do so by law, to deduct or withhold income or similar taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder for the account of any Bank which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes to the extent that such Bank has not provided to the Company U.S. Internal Revenue Service Forms that establish a complete exemption from such deduction or withholding and (y) the Company shall not be obligated pursuant to Section 4.04(a) to gross-up payments to be made to a Bank in respect of income or similar taxes imposed by the United States if (I) such Bank has not provided to the Company the Internal Revenue Service Forms required to be provided to the Company pursuant to this Section 4.04(b) or
   (II) in the case of a payment, other than interest, to a Bank described in clause (ii) above, to the extent that such Forms do not establish a complete exemption from withholding of such taxes. Notwithstanding anything to the contrary con-tained in the preceding sentence or elsewhere in this Section
   4.04 and except as set forth in Section 13.04(b), the Company agrees to pay additional amounts and to indemnify each Bank in the manner set forth in Section 4.04(a) (without regard to the identity of the jurisdiction requiring the deduction or withholding) in respect of any amounts deducted or withheld by it as described in the immediately preceding sentence as a result of any changes after the Effective Date in any applicable law, treaty, governmental rule, regulation, guide-line or order, or in the interpretation thereof, relating to the deducting or withholding of income or similar Taxes.

          (c) If a Bank is managed and controlled from or incorporated under the laws of any jurisdiction other than the United Kingdom and is required to make Revolving Loans to a Subsidiary Borrower incorporated in the United Kingdom through a lending office located outside the United Kingdom (a "Non-U.K. Bank"), such Non-U.K. Bank agrees to file with the relevant taxing authority, to the extent that it is entitled to file, at the expense of such Subsidiary Borrower within 20 days after the Effective Date, or in the case of a Non-U.K. Bank that is an assignee or transferee of an interest under this Agreement pursuant to Section 1.13 or
   13.04 in respect of the Total Revolving Loan Commitment (unless the respective Non-U.K. Bank was already a Non-U.K. Bank immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Non-U.K. Bank, two accurate and complete copies of the form entitled "Claim on Behalf of a United States Domestic Corporation to Release from United Kingdom Tax on Interest and Royalties Arising in the United Kingdom," or its counterpart with respect to jurisdictions other than the United States, or any successor form. Such Non-U.K. Bank shall claim in such form its entitlement to a complete exemption from or reduced rate of U.K. withholding tax on interest paid by such Subsidiary Borrower hereunder, and shall file with the relevant taxing authority any successor forms thereto if any previously filed form is found to be incomplete or incorrect in any material respect or upon the obsolescence of any previously delivered form, provided that the failure to obtain such exemption from or reduced rate of U.K. withholding tax shall not alter the obligations of the Borrowers under Section 4.04(a).

          Section 5.  Conditions Precedent.

          5.01 Conditions to Credit Events on the Effective Date. The occurrence of the Effective Date pursuant to
   Section 13.10, and the obligation of each Bank to make Loans, and the obligation of BTCo to issue Letters of Credit, in each case on the Effective Date, are subject at the time of such Credit Event to the satisfaction of the following conditions:

          (a) Execution of Agreement; Notes. (i) This Agreement shall have been executed and delivered as provided in Section 13.10 and (ii) there shall have been delivered to (x) the Agent for the account of each of the Banks the appropriate Term Note and/or Revolving Note executed by the respective Borrower and (y) to BTCo, the Swingline Note executed by the Company, in each case in the amount, maturity and as otherwise provided herein.

          (b) Opinions of Counsel. On the Effective Date, the Agent shall have received an opinion, addressed to the Agent and each of the Banks and dated the Effective Date, (i) from Robert M. Grace, Jr., Esq., General Counsel of the Company, covering the matters set forth in and in the form of Exhibit E and such other matters incident to the transactions contemplated herein as the Agent may reasonably request and (ii) from foreign counsel reasonably satisfactory to the Agent as the Agent may reasonably request, which opinions shall be in form and substance reasonably satisfactory to the Agent and shall cover the obligations of the initial Subsidi-ary Borrowers hereunder and such other matters incident to the transactions contemplated herein as the Agent may reasonably request.

          (c) Corporate Documents; Proceedings; Officers' Certificates. (i) On the Effective Date, the Agent shall have received from each Borrower a certificate, dated the Effective Date, signed by the President or any Vice President of such Borrower, and attested to by the Secretary or any Assistant Secretary of such Borrower, substantially in the form of Exhibit F with appropriate insertions, together with copies of the certificate of incorporation and by-laws of such Borrower (or any equivalent charter documents in the case of a Subsidiary Borrower) and the resolutions of such Borrower referred to in such certificate, and the foregoing shall be satisfactory to the Agent.

         (ii) All corporate and legal proceedings and all instruments and agreements in connection with the trans-actions contemplated by this Agreement and the other Credit Documents shall be satisfactory in form and sub-stance to the Agent and the Required Banks, and the Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings and governmental approvals, good standing certificates and bring-down telegrams, if any, which the Agent reasonably may have requested in connection there-with, such documents and papers where appropriate to be certified by proper corporate or governmental authori-ties.

        (iii) On the Effective Date, the Agent shall have received a certificate from the President or any Vice President of the Company dated the Effective Date stating that all of the applicable conditions set forth in Sections 5.01(d), (e), (g) and (h) and Section 5.02 have been satisfied as of such date.

          (d)  Existing Senior Subordinated Note Redemption.
        On or prior to the Effective Date, the Company shall have mailed to the Existing Senior Subordinated Note Trustee a notice of redemption satisfying the provisions of the Existing Senior Subordinated Note Indenture providing that all of the outstanding Existing Senior Subordinated Notes will become due and payable on a date which is no later than July 15, 1994 (the "Existing Senior Subordinated Note Redemption Date") and shall have given the Existing Senior Subordinated Note Trustee instructions to deliver such notice of redemption to the holders of the Existing Senior Subordinated Notes, provided that the redemption price shall not exceed 104.734% of the principal amount of the Existing Senior Subordinated Notes being redeemed plus accrued and unpaid interest on such Existing Senior Subordinated Notes through the Existing Senior Subordinated Note Redemption Date. On the Effective Date, there shall have been delivered to the Agent a true and correct copy of the notice of redemption delivered to the Existing Senior Subordinated Note Trustee.

          (e)  Termination of the Existing Credit Agreement.
        On or prior to the Effective Date, the total commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit issued thereunder shall have been terminated (other than a letter of credit in an aggregate amount not to exceed $500,000) and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full, and the Existing Credit Agreement and any security interests and guaranties delivered pursuant thereto shall have been terminated and be of no further force or effect (other than those provisions of the Existing Credit Agreement which relate to the reimbursement obligations for drawings under the letter of credit which is to remain outstanding thereunder and the payment of fees with respect to such letter of credit, in each case only for so long as such letter of credit remains outstanding). On the Effective Date, the Agent shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this Section 5.01(e) have been satisfied as of such date.

          (f) Debt Agreements. On the Effective Date, there shall have been delivered to the Agent true and correct copies, certified as true and complete by an authorized officer of the Company, of all agreements evidencing or relating to Indebtedness of the Company or any of its Subsidiaries which is to remain outstanding after giving effect to the Effective Date if the aggregate principal amount of the respective Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $1,000,000 (other than in respect of the Existing Senior Subordinated Notes and up to approximately $4,300,000 of two lines of credit made available to the Company's Subsidiary, Instapak Limited) (collectively, the "Debt Agreements"), all of which Debt Agreements shall be in form and substance satisfactory to the Agent and the Required Banks.

          (g)  Adverse Change, etc.  (i)  On the Effective
        Date, nothing shall have occurred (and the Banks shall have become aware of no facts, conditions or other information not previously known) which the Agent or the Required Banks shall determine has, or could reasonably be expected to have, a material adverse effect on the rights or remedies of the Agent or the Banks, or on the ability of any Borrower to perform its respective obligations to the Agent and the Banks or which has, or could reasonably be expected to have, a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          (ii)  On or prior to the Effective Date, all
        necessary governmental (domestic and foreign) and third party approvals in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect, and all applicable waiting periods shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hear-ing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents.

          (h)  Litigation.  On the Effective Date, no
        litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any documentation executed in connection herewith or therewith, or the transactions contemplated hereby or thereby, or with respect to any material Indebtedness of the Company or any of its Subsidiaries which is to remain outstanding after the Effective Date, or which the Agent or the Required Banks shall determine could reasonably be expected to have a materially adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          (i) Solvency Certificate. On the Effective Date, there shall have been delivered to the Agent a certificate in the form of Exhibit G, addressed to the Agent and each of the Banks and dated the Effective Date, from the chief financial officer of the Company, providing the opinion of such chief financial officer as to the solvency of the Company (on a stand-alone basis) and of the Company and its Subsidiaries (taken as a whole).

          (j) Pro Forma Balance Sheet. On or prior to the Effective Date, the Agent shall have received an unaud-ited pro forma consolidated balance sheet of the Company and its Subsidiaries at April 30, 1994 prepared on a basis consistent with the consolidated balance sheets referred to in Section 6.05(a) and in accordance with generally accepted accounting principles except as specifically set forth in the notes to such balance sheet, immediately after giving effect to transactions contemplated hereby, which pro forma consolidated bal-ance sheet shall be in form and substance satisfactory to the Agent and the Required Banks.

          (k) Fees, etc. On the Effective Date, the Company shall have paid to the Agent and the Banks all costs, fees and expenses (including, without limitation, legal fees and expenses) payable to the Agent and the Banks to the extent then due.

          5.02  Conditions to All Credit Events.  The
   occurrence of the Effective Date pursuant to Section 13.10, and the obligation of each Bank to make Loans (including Loans made on the Effective Date, but excluding Mandatory Borrowings made thereafter, which shall be made as provided in Section 1.01(d)), and the obligation of BTCo to issue any Letter of Credit, is subject, at the time of each such Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:

          (a)  No Default; Representations and Warranties.
        At the time of each such Credit Event and also after giving effect thereto (i) there shall exist no Default or Event of Default and (ii) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material re-spects with the same effect as though such representa-tions and warranties had been made on the date of the making of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); it being further understood and agreed, however, that with respect to the incurrence of Term Loans on the Term Loan Borrowing Date and the incurrence of Revolving Loans (up to the Revolving Loan Commitment Redemption Reserve at such time) on the Term Loan Borrowing Date, the conditions precedent set forth in this Section 5.02(a) shall be deemed satisfied so long as (x) no Specified Event of Default then exists,
        (y) the representations and warranties set forth in Sections 6.01, 6.02 and 6.08 are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of the making of such Credit Event and (z) all of the proceeds of such Term Loans and Revolving Loans are deposited on such date with the Existing Senior Subordinated Note Trustee to effect the Existing Senior Subordinated Note Redemption.

          (b)  Notice of Borrowing; Letter of Credit Request.
        (i) Prior to the making of each Loan (excluding Swingline Loans), the Agent shall have received a Notice of Borrowing meeting the requirements of Section 1.03(a). Prior to the making of each Swingline Loan, BTCo shall have received the notice required by Section 1.03(b)(i).

          (ii)  Prior to the issuance of each Letter of
        Credit, the Agent and BTCo shall have received a Letter of Credit Request meeting the requirements of Section
        2.03.

          (c) Available Commitments. At any time after the Effective Date and so long as any Existing Senior Subordinated Notes remain outstanding, at the time of each Credit Event occurring prior to the consummation of the Existing Senior Subordinated Note Redemption, (x) the sum of (i) Total Term Loan Commitment then in effect, (ii) the net cash proceeds received by the Company from the issuance of the New Senior Subordinated Notes and (iii) the Total Unutilized Revolving Loan Commitment at such time shall equal or exceed the Redemption Amount at such time and (y) the Total Unutilized Revolving Loan Commitment shall equal or exceed the sum of (i) the Revolving Loan Commitment Redemption Reserve at such time plus (ii) $15,000,000.

   The occurrence of the Effective Date and the acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Borrowers that all the applicable conditions to such Credit Event specified in this
   Section 5 have been satisfied or waived as of that time. All of the Notes, certificates, legal opinions and other docu-ments and papers referred to in this Section 5, unless other-wise specified, shall be delivered to the Agent at its Notice Office for the account of each of the Banks and, except for the Notes, in sufficient counterparts for each of the Banks and shall be satisfactory in form and substance to the Agent and the Banks.

          5.03 Subsidiary Borrowers, etc. At any time that any Subsidiary Borrower first desires to incur Revolving Loans, such Subsidiary Borrower shall satisfy the following conditions prior to the incurrence of such Revolving Loans (to the extent such conditions have not been previously sat-isfied by such Subsidiary Borrower on the Effective Date pursuant to Section 5.01):

          (i) such Subsidiary Borrower shall have executed and delivered Revolving Notes satisfying the conditions of Section 1.05;

         (ii) such Subsidiary Borrower shall have executed and delivered an Election to Become a Subsidiary
        Borrower, which shall be in full force and effect;

        (iii) to the extent any of the documents, writings, records, instruments and consents that would have been required by Section 5.01(c) if such Subsidiary Borrower had been subject thereto on the Effective Date had not been heretofore delivered, such items shall have been delivered to, and shall be satisfactory to, the Agent; and

         (iv) the Agent shall have received an opinion from counsel (who shall be satisfactory to the Agent) for such Subsidiary Borrower in form and substance satisfac-tory to the Agent, addressed to the Agent and each of the Banks and dated the date of such Credit Event, covering such matters set forth in the opinions of coun-sel delivered pursuant to Section 5.01(b) as the Agent shall specify or other such matters incident to the Credit Event to be effected at such time as the Agent may reasonably request.

          Section 6. Representations, Warranties and Agree-ments. In order to induce the Banks to enter into this Agreement and to make the Loans, and issue (and participate in) the Letters of Credit as provided herein, each Borrower makes the following representations, warranties and agree-ments, in each case after giving effect to the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and issuance of the Letters of Credit, with the occurrence of each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

          6.01 Corporate Status. Each of the Company and each of its Subsidiaries (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation and in good standing in each jurisdiction where the owner-ship, leasing or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, operations, prop-erty, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Sub-sidiaries taken as a whole.

          6.02 Corporate Power and Authority. Each Borrower has the corporate power and authority to execute, deliver and perform the terms and provisions of each of the Credit Docu-ments to which it is a party and has taken all necessary cor-porate action to authorize the execution, delivery and per-formance by it of each of such Credit Documents. Each Bor-rower has duly executed and delivered each of the Credit Documents to which it is a party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the ex-tent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors' rights and by equitable principles (regardless of whether enforce-ment is sought in equity or at law).

          6.03 No Violation. Neither the execution, deliv-ery or performance by any Borrower of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunc-tion or decree of any court or governmental instrumentality,
   (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provi-sions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Company or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which the Company or any of its Subsidiaries is a party or by which it or any of its property or assets are bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws of the Company or any of its Subsidiaries (or the equivalent charter documents in the case of a Foreign Subsidiary).

          6.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Effective Date and which remain in full force and effect), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document.

          6.05 Financial Statements; Financial Condition; Undisclosed Liabilities, etc. (a) The consolidated state-ments of financial condition of the Company and its Subsidi-aries at December 31, 1993 and March 31, 1994, and the re-lated consolidated statements of income and retained earnings and cash flows of the Company and its Subsidiaries for the fiscal year and three-month period ended on such date, as the case may be, and heretofore furnished to the Banks present fairly the consolidated financial condition of the Company and its Subsidiaries at the date of such statements of finan-cial condition and the consolidated results of the operations of the Company and its Subsidiaries at the date of such statements of financial condition and the consolidated re-sults of the operations of the Company and its Subsidiaries for such fiscal year or three-month period, as the case may be. All such financial statements have been prepared in accordance with generally accepted accounting principles and practices consistently applied (except as set forth in the notes to such financial statements). Since December 31, 1993, there has been no material adverse change in the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          (b) Except as fully reflected in the financial statements delivered pursuant to Section 6.05(a) and as specifically noted on Schedule III, there were as of the Effective Date no liabilities or obligations (excluding current obligations incurred in the ordinary course of business) with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), and the Company does not know of any basis for the assertion against the Company or any of its Subsidiaries of any such liability or obligation which, either individually or in aggregate, are or would be reasonably likely to be material to the Company or to the Company and its Subsidiaries taken as a whole.

          (c) On and as of the Effective Date, the financial projections (the "Projections") previously delivered to the Agent and the Banks are based on good faith estimates and assumptions made by the management of the Company and its Subsidiaries and on the Effective Date, such management believed that the Projections were reasonable and attainable, it being recognized by the Banks, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the Projections probably will differ from the projected results and that the differences may be material.

          (d) On and as of the Effective Date, after giving effect to all Indebtedness (including the Loans and the Letters of Credit) being incurred, assumed or guaranteed in connection therewith, (a) the sum of the assets, at a fair valuation, of the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will exceed their debts; (b) the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as such debts mature; and (c) the Company (on a stand-alone basis) and the Company and its Subsidiaries (taken as a whole) will have sufficient capital and assets with which to conduct their businesses. For purposes of this Section 6.05(d) "debt" means any liability on a claim, and "claim" means (i) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; or (ii) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

          6.06 Litigation. There are no actions, suits or proceedings pending or, to the best knowledge of any Bor-rower, threatened (i) with respect to any Credit Document,
   (ii) with respect to any material Indebtedness of the Company or any of its Subsidiaries or (iii) that could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (finan-cial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          6.07 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporane-ously furnished by or on behalf of the Company or any of its Subsidiaries in writing to any Bank (including, without limi-tation, all information contained in the Credit Documents but excluding the Projections and any other forecasts and projec-tions of financial information and results submitted to any
   Bank) for purposes of or in connection with this Agreement, or any transaction contemplated herein is true and accurate in all material respects on the date as of which such infor-mation is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading at such time in light of the circumstances under which such information was provided.

          6.08  Use of Proceeds; Margin Regulations.  (a)
   All proceeds of Term Loans shall be used by the Company only to consummate the Existing Senior Subordinated Note
   Redemption.

          (b) All proceeds of Revolving Loans and Swingline Loans shall be used by the respective Borrowers (w) to con-summate the Existing Senior Subordinated Note Redemption, (x) to repay in full all amounts owing under the Existing Credit Agreement, (y) to pay the fees and expenses incurred in con-nection with the transactions contemplated by this Agreement and (z) for the working capital and general corporate pur-poses (including acquisitions) of the Company and its Subsidiaries.

          (c) No part of the proceeds of any Loan will be used by any Borrower or any Subsidiary thereof to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regu-lations G, T, U or X of the Board of Governors of the Federal Reserve System.

          6.09 Tax Returns and Payments. Each of the Com-pany and each of its Subsidiaries has timely filed or caused to be timely filed, on the due dates thereof or pursuant to applicable extensions thereof, with the appropriate taxing authority, all Federal, state and other material returns, statements, forms and reports for taxes (the "Returns") re-quired to be filed by or with respect to the income, prop-erties or operations of the Company and/or any of its Sub-sidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Company and its Subsidiaries for the periods covered thereby. Each of the Company and each of its Subsidiaries has paid all material taxes payable by them other than taxes which are not delin-quent, and other than those contested in good faith and for which adequate reserves have been established in accordance with generally accepted accounting principles. Except as disclosed in the financial statements referred to in Sec-tion 6.05(a), there is no material action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of any Borrower, threatened by any authority re-garding any taxes relating to the Company or any of its Sub-sidiaries.

          6.10 Compliance with ERISA. Each Plan is in substantial compliance with ERISA and the Code; no Reportable Event has occurred with respect to a Plan; no Plan is insol-vent or in reorganization; excluding Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) the aggregate Unfunded Current Liability for all Plans does not exceed $2,000,000, and no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; all material contributions required to be made with respect to a Plan have been timely made; neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any material liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063,
   4064, 4069, 4201, 4204 or 4212 of ERISA or Section
   401(a)(29), 4971, 4975 or 4980 of the Code or expects to incur any material liability (including any indirect, contingent or secondary liability) under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted to terminate, or to appoint a trustee to adminis-ter, any Plan other than pursuant to Section 4041(b) of ERISA; no condition exists which presents a material risk to the Company or any Subsidiary of the Company or any ERISA Affiliate of incurring a material liability to or on account of a Plan pursuant to the foregoing provisions of ERISA and the Code; no lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary of the Company or any ERISA Affiliate exists or is likely to arise on account of any Plan; and each of the Company and its Subsidiaries may cease contributions to or terminate any employee benefit plan maintained by them which provides benefits to retired employees or other former employees without incurring any material liability. All representations made in this Section
   6.10 with respect to Plans which are multiemployer plans (as defined in Section 4001(a)(3) of ERISA) shall be to the best knowledge of the Company.

          6.11 Subsidiaries. Schedule II correctly sets forth, as of the Effective Date, each Subsidiary of the Company and the percentage ownership (direct and indirect) of the Company in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

          6.12 Compliance with Statutes, etc. Each of the Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of their busi-nesses and the ownership of their property, except such non-compliances as could not reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the business, operations, property, assets, liabil-ities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          6.13 Environmental Matters. Except to the extent that the aggregate effect of all failures and noncompliances of the types described below in this Section 6.13 could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole:

          (a)  Each of the Company and each of its
   Subsidiaries is in compliance with all applicable Environ-mental Laws and the requirements of any permits issued under such Environmental Laws. There are no pending or, to the best knowledge of any Borrower after due inquiry, threatened Environmental Claims against the Company or any of its Sub-sidiaries or any Real Property owned or operated by the Company or any of its Subsidiaries. There are no facts, cir-cumstances, conditions or occurrences on any Real Property owned or operated by the Company or any of its Subsidiaries that, to the best knowledge of any Borrower after due inquiry, could reasonably be expected (i) to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any such Real Property, or (ii) to cause any such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Property by the Company or any of its Subsidiaries under any applicable Environmental Law.

          (b) Hazardous Materials have not been generated, used, treated or stored on, or transported to or from, any Real Property owned or operated by the Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate any Environmental Law. Hazardous Materials have not been Released on or from any Real Property owned or operated by the Company or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate any applicable Environmental Law.

          6.14 Investment Company Act. Neither the Company nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          6.15 Public Utility Holding Company Act. Neither the Company nor any of its Subsidiaries is a "holding com-pany," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

          6.16  Patents, Licenses, Franchises and Formulas.
   Each of the Company and each of its Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, or rights with respect to the foregoing, or each has obtained licenses or assignments of all other rights of whatever nature necessary for the present conduct of its businesses, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, could reasonably be ex-pected to result in a material adverse effect on the busi-ness, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          6.17 Properties. Each of the Company and each of its Subsidiaries has good and marketable title to all prop-erties owned by them, including all property reflected in the March 31, 1994 consolidated balance sheet of the Company and its Subsidiaries referred to in Section 6.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or since the Effective Date, in accordance with Section 8.02), free and clear of all Liens, other than (i) as referred to in such consolidated balance sheet or in the notes thereto or (ii) otherwise permitted by Section 8.01.

          6.18 Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabil-ities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole. There is (i) no unfair labor practice complaint pend-ing against the Company or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them, before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Company or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Company or any of its Subsidiaries or, to the best knowledge of any Borrower, threatened against the Company or any of its Subsidiaries and (iii) to the best knowledge of any Borrower, no union representation proceeding is pending with respect to the employees of the Company or any of its Subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either indi-vidually or in the aggregate) such as could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (finan-cial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          6.19 Indebtedness. Schedule III sets forth a true and complete list of all Indebtedness of the Company and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect thereto (excluding the Loans, the Letters of Credit and the Existing Senior Subordinated Notes, all such non-excluded Indebtedness, the "Existing Indebtedness"), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any other entity which directly or indirectly guaranteed such Indebtedness.

          6.20 Subordinated Securities. The subordination provisions of the Existing Senior Subordinated Notes are, and upon the issuance of any New Senior Subordinated Notes the subordination provisions contained therein will be, enforceable against the respective obligors and holders thereof, and the Loans and all other monetary obligations hereunder (including, without limitation, pursuant to the Company Guaranty) are (and will be, as the case may be) within the definition of "Senior Indebtedness" included in such provisions.

          Section 7. Affirmative Covenants. Each Borrower covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated, and the Loans, any Unpaid Drawings and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

          7.01 Information Covenants. The Company will furnish to each Bank:

          (a) Monthly Reports. Within 30 days after the end of each fiscal month other than the last such fiscal month of any fiscal quarter of the Company, the consoli-dated balance sheet of the Company and its Subsidiaries as at the end of such fiscal month, the related con-solidated statement of income for such fiscal month and the related consolidated statements of income and cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal month, in each case setting forth comparative figures for the budgeted figures for such fiscal month as set forth in the respective budget delivered pursuant to 7.01(d) and, except with respect to the statements of cash flows, setting forth comparative figures for the corresponding fiscal month in the prior fiscal year, together with a discussion of the results thereof.

          (b) Quarterly Financial Statements. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer of the Company subject to normal year-end audit adjustments.

          (c) Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheets of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified by independent certified public accountants of recognized national standing acceptable to the Agent, together with a report of such accounting firm stating that in the course of its regu-lar audit of the financial statements of the Company, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge of any Default or Event of Default which has occurred and is continuing or, if in the opinion of such accounting firm such a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof.

          (d) Budgets. As promptly as same are approved by the Board of Directors of the Company, but in any event within 30 days after the first day of each fiscal year of the Company, a budget in form satisfactory to the Agent (including, without limitation, a breakdown of the projected results of each line of business of the Com-pany and its Subsidiaries, and budgeted statements of income, and sources and uses of cash and balance sheets for the Company and its Subsidiaries taken as a whole) prepared by the Company for the twelve months beginning on the first day of such fiscal year accompanied by the statement of the chief financial officer of the Company to the effect that, to the best of such officer's knowl-edge, such budget is a reasonable estimate for the period covered thereby. Within 30 days after the first day of the third fiscal quarter of the Company, the chief financial officer of the Company shall deliver either (i) a certificate to the effect that, to the best of such officer's knowledge, the budget previously delivered remains a reasonable estimate for the re-mainder of the period covered thereby or (ii) a budget summary for such remaining period covering any signifi-cant changes to the budget previously delivered.

          (e) Officer's Certificates. At the time of the delivery of the financial statements provided for in
        Section 7.01(b) and (c), a certificate of the chief financial officer of the Company to the effect that to the best of such officer's knowledge, no Default or Event of Default has occurred and is continuing, or if the chief financial officer is unable to make the certi-fications required herein, such officer shall supply a statement setting forth the reasons for such inability, specifying the nature and extent of such reasons. Such certificate shall also set forth the calculations re-quired to establish whether the Company was in compli-ance with the provisions of Sections 8.07 through 8.09, inclusive, at the end of such fiscal quarter or year, as the case may be. At the time of the delivery of the financial statements provided for in Section 7.01(b) and within 45 days after the end of the fourth quarterly accounting period in each fiscal year of the Company, a certificate of the chief financial officer of the Company setting forth the outstanding Third-Party Subsidiary Borrowings as of the last Business Day of such quarterly accounting period and the Dollar Equivalent of those Third-Party Subsidiary Borrowings incurred in a currency other than Dollars as of the last Business Day of such quarterly accounting period.

          (f) Notice of Default or Litigation. Promptly, and in any event within five Business Days (three Busi-ness Days with respect to an event described in clause
        (i) below) after an officer of the Company obtains act-ual knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or (ii) any litigation or governmental proceed-ing pending (x) against the Company or any of its Sub-sidiaries which could reasonably be expected to materi-ally and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole or of any Subsidi-ary Borrower or (y) with respect to any Credit Document.

          (g) Management Letters. Promptly after the Com-pany's receipt thereof, a copy of any "management let-ter" received from its certified public accountants and the management's responses thereto.

          (h) Other Reports and Filings. Promptly, copies of all financial information, proxy materials and other information and reports, if any, which the Company or any of its Subsidiaries (x) has filed with the Securities and Exchange Commission or any governmental agencies substituted therefor (the "SEC") or any compar-able agency outside of the United States or (y) has delivered to holders of, or to any agent or trustee with respect to, Indebtedness of the Company or any of its Subsidiaries in their capacity as such a holder, agent or trustee to the extent that the aggregate principal amount of such Indebtedness exceeds (or upon the utilization of any unused commitments may exceed) $5,000,000.

          (i) Environmental Matters. Promptly upon, and in any event within ten Business Days after an officer of any Borrower obtains knowledge thereof, notice of one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such environmental matters, be reasonably expected to materially and adversely affect the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole:

               (i)  any pending or threatened Environmental
             Claim against the Company or any of its Subsidi-aries or any Real Property owned or operated by the Company or any of its Subsidiaries;

              (ii)  any condition or occurrence on or
             arising from any Real Property owned or operated by the Company or any of its Subsidiaries that (a) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or any such Real Property;

             (iii) any condition or occurrence on any Real Property owned or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, occupancy, use or transferability by the Company or any of its Subsidiaries of such Real Property under any Environmental Law; and

              (iv)  the taking of any removal or remedial
             action in response to the actual or alleged pres-ence of any Hazardous Material on any Real Property owned or operated by the Company or any of its Subsidiaries as required by any Environ-mental Law or any governmental or other adminis-trative agency.

        All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occur-rence or removal or remedial action and the Company's or such Subsidiary's response thereto.

          (j) Other Information. From time to time, such other information or documents (financial or otherwise) as any Bank may reasonably request.

          7.02 Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with generally accepted accounting principles and all requirements of applicable law shall be made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Agent or the Required Banks, upon five Business Days' notice, to visit and inspect any of the prop-erties of the Company or such Subsidiary, and to examine the books of account of the Company or such Subsidiary and dis-cuss the affairs, finances and accounts of the Company or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Agent or the Required Banks may request.

          7.03  Maintenance of Property, Insurance.  The
   Company will, and will cause each of its Subsidiaries to, (i) keep all property useful and necessary in its business in good working order and condition, (ii) maintain with finan-cially sound and reputable insurance companies insurance which provides substantially the same (or greater) coverage and against at least such risks as is in accordance with industry practice and (iii) furnish to each Bank, upon written request, full information as to the insurance carried.

          7.04 Corporate Franchises. The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and patents; provided, however, that nothing in this
   Section 7.04 shall prevent (i) sales of assets by the Company or any of its Subsidiaries in accordance with Section 8.02,
   (ii) the dissolution or liquidation of any Subsidiary of the Company (other than a Subsidiary Borrower) or the merger or consolidation between or among the Subsidiaries of the Company, in each case in accordance with Section 8.02 or
   (iii) the withdrawal by the Company or any of its Subsidiaries of its qualification to do business as a foreign corporation in any jurisdiction where such withdrawal could not reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          7.05 Compliance with Statutes, etc. The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its busi-ness and the ownership of its property (including, without limitation, all Environmental Laws applicable to the ownership or use of Real Property now or hereafter owned or operated by the Company or any of its Subsidiaries), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabil-ities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          7.06  ERISA.  As soon as possible and, in any
   event, within 10 days after the Company or any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following, the Company will deliver to each of the Banks a certificate of the chief financial officer of the Company setting forth details as to such occurrence and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate is required or pro-poses to take, together with any notices required or proposed to be given to or filed with or by the Company, the Subsidi-ary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto: that a Reportable Event has occurred, that an accumulated funding deficiency has been incurred or an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required in-stallment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a contribution required to be made to a Plan has not been timely made; that a Plan has been or may be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan has an Unfunded Current Liability giving rise to a lien under ERISA or the Code; that proceedings may be or have been instituted to terminate or appoint a trustee to administer a Plan pursuant to which the Company, a Subsidiary of the Company or an ERISA Affiliate will be required to contribute amounts in excess of $2,000,000 in the aggregate in any fiscal year of the Company in order to effect such termination; that a proceeding has been instituted pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the Company, any Subsidiary of the Company or any ERISA Affiliate will or may incur any material liability (including any indirect, contingent or secondary liability) to or on account of the termination of or withdrawal from a Plan under Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or with respect to a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409, 502(i) or 502(l) of ERISA; or that the Company or any Subsidiary of the Company has or may incur any material liability pursuant to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) that provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA). At the request of any Bank, the Company will deliver to such Bank a complete copy of the annual report (Form 5500) of each Plan required to be filed with the Internal Revenue Service. In addition to any certificates or notices deliv-ered to the Banks pursuant to the first sentence hereof, copies of annual reports and any material notices received by the Company or any Subsidiary of the Company or any ERISA Affiliate with respect to any Plan shall be delivered to the Banks no later than 10 days after the date such report has been filed with the Internal Revenue Service or such notice has been received by the Company, the Subsidiary or the ERISA Affiliate, as applicable.

          7.07 Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, inden-ture, security agreement and other agreement by which it is bound, except such non-performances as could not, individu-ally or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, prop-erty, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole.

          7.08 Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which any penalties attach thereto, and all lawful claims for sums that have become due and payable which, if unpaid, might become a lien or charge upon any properties of the Company or any such Subsidiary; provided that neither the Company nor any such Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with generally accepted accounting principles.

          7.09 Existing Senior Subordinated Note Redemption. The Company (x) on the Business Day prior to the Existing Senior Subordinated Note Redemption Date, shall have delivered to the Existing Senior Subordinated Note Trustee sufficient funds (to be held by the Existing Senior Subordin-ated Note Trustee in trust as trust funds for the holders of the Existing Senior Subordinated Notes in accordance with the terms of the Existing Senior Subordinated Note Indenture) to pay and discharge the entire indebtedness on all of the Existing Senior Subordinated Notes outstanding on the Exist-ing Senior Subordinated Note Redemption Date, including prin-cipal and premium thereon, and accrued and unpaid interest to the Existing Senior Subordinated Note Redemption Date, and all other amounts owing pursuant to the Existing Senior Sub-ordinated Note Indenture and (y) shall have taken all other actions required by the terms of the Existing Senior Sub-ordinated Note Indenture to be taken in order to satisfy and discharge such Existing Senior Subordinated Note Indenture on the Existing Senior Subordinated Note Redemption Date (all such actions referred to in this Section 7.09, together with all actions taken pursuant to Section 5.01(d), collectively, the "Existing Senior Subordinated Note Redemption"). The Agent shall have received evidence in form, scope and substance satisfactory to it that the matters set forth in this Section 7.09 have been satisfied at such time.

          Section 8.  Negative Covenants.  Each Borrower
   covenants and agrees that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated, and the Loans, any Unpaid Drawings and the Notes, together with interest, Fees and all other obligations incurred hereunder and thereunder, are paid in full:

          8.01 Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets sub-ject to an understanding or agreement, contingent or other-wise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Company or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this
   Section 8.01 shall not prevent the creation, incurrence, assumption or existence of the following (the Liens described below, the "Permitted Liens"):

          (i)  inchoate Liens for taxes, governmental
        assessments, charges or levies in the nature of taxes not yet due and payable, or Liens for taxes, govern-mental assessments, charges or levies in the nature of taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established;

         (ii) Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers', warehousemen's, materialmen's, repairmen's and mechanics' liens and other similar Liens arising in the ordinary course of business, including, without limitation, Liens in respect of litigation claims made or filed against the Company or any of its Subsidiaries in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its Subsidiaries or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

        (iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule IV, plus any renewals, extensions, refinan-cings or refundings of such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, extension, refinancing or refunding and (y) any such renewal, extension, refinancing or refunding does not encumber any additional assets or properties of the Company or any of its Subsidiaries;

         (iv)  Permitted Encumbrances;

          (v) utility deposits and pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation;

         (vi) Liens securing Indebtedness in the amount per-mitted by Section 8.04(vi) upon (i) any property or assets acquired (whether by purchase, merger or other-wise) after the Effective Date (and not theretofore owned by the Company or any of its Subsidiaries) or (ii) any improvements made on any property or assets now owned or hereafter acquired by the Company or any of its Subsidiaries and securing the purchase price thereof or created or incurred simultaneously with, or within 180 days after, such acquisition or the making of such improvements or existing at the time of such acquisition (whether or not assumed), so long as (x) such Lien shall be limited to the property or assets so acquired or the improvements so made, (y) the amount of the obligations or Indebtedness secured by such Liens shall not be increased after the date that the Lien attaches to such property or assets or the making of such improvements, except to the extent improvements are made to such property or assets after the date of the acquisition or the making of the initial improvements, and (z) in each instance where the obligation or Indebtedness secured by such Lien constitutes an obligation or Indebtedness of, or is assumed by, the Company or any of its Subsidiaries, the principal amount of the obligation or Indebtedness secured by such Lien shall not exceed 100% of the cost or fair value (which may be determined in good faith by the Board of Directors of the Company), whichever is lower, of the property or assets or improvements at the time of the acquisition or making thereof;

        (vii) Liens arising under capitalized leases to the extent permitted by Section 8.04(vi), provided that (x) such Liens only serve to secure the payment of Indebted-ness arising under such capitalized leases and (y) the Lien encumbering the asset giving rise to the capitali-zed lease does not encumber any other asset of the Company or any of its Subsidiaries;

       (viii) Liens arising from precautionary UCC financing statement filings regarding operating leases;

         (ix) statutory and common law landlord's liens under leases to which the Company or any of its Subsidiaries is a party;

          (x) Liens arising under any Permitted Receivables Financing, provided that the aggregate face amount of all uncollected receivables at any time sold or the sub-ject of the Permitted Receivables Financings shall at no time exceed $20,000,000 and, provided further, that the Liens permitted by this clause (x) shall extend only to the receivables sold or financed from time to time within the limits of this clause (x); and

         (xi) Liens on assets of Foreign Subsidiaries (other than a Subsidiary Borrower) existing prior to the acquisition of such assets by such Foreign Subsidiary, or prior to the acquisition of the stock of the Foreign Subsidiary which owns such assets, in each case pursuant to a Permitted Acquisition, provided that (x) such Liens were not created in contemplation of such acquisition and (y) all such Liens do not secure Indebtedness in an aggregate principal amount greater than $25,000,000 (or the Dollar Equivalent thereof in the case of Indebtedness in a currency other than Dollars) at any time outstanding.

          8.02  Consolidation, Merger, Sale of Assets, etc.
   The Company will not, and will not permit any of its Subsidi-aries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or any part of its property or assets, or enter into any partnerships, joint ventures or sale-leaseback transactions, or purchase or otherwise acquire (in one or a series of related transac-tions) any part of the property or assets (other than pur-chases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person, except that:

          (i) the Company and its Subsidiaries may sell and lease inventory, materials and equipment in the ordinary course of business;

         (ii) Capital Expenditures shall be permitted to the extent not in violation of Section 8.07;

        (iii) the Company and its Subsidiaries may sell or otherwise dispose of any assets which, in the reasonable judgment of such Person, have become uneconomic, obsolete or worn out;

         (iv) the Company and its Subsidiaries may, in con-nection with their business activities in Japan, sell promissory notes issued to them in payment of trade pay-ables arising in the ordinary course of business, so long as the sale of such promissory notes is also in the ordinary course of business of the Company and its Subsidiaries;

          (v)  subject to the limits set forth in Section
        8.01(x), Foreign Subsidiaries of the Company may sell receivables from time to time pursuant to the Permitted
        Receivables Financings;

         (vi) investments may be made to the extent permit-ted by Section 8.05;

        (vii)  Permitted Acquisitions shall be permitted;

       (viii) Permitted Sale-Leaseback Transactions shall be permitted;

         (ix) the Company and its Subsidiaries may dissolve or liquidate any Subsidiary of the Company or of such Subsidiary (other than a Subsidiary Borrower) so long as all of the assets of such dissolved or liquidated Subsidiary are concurrently transferred to the Company or a direct or indirect Wholly-Owned Subsidiary of the Company (other than Sealed Air S.A.);

          (x) any Wholly-Owned Subsidiary of the Company may be merged or consolidated with or into any other Wholly-Owned Subsidiary of the Company (in each case other than Sealed Air S.A.) so long as in the case of any such merger or consolidation involving a Subsidiary Borrower, the Subsidiary Borrower is the surviving corporation of such merger or consolidation;

         (xi) in addition to the sales and other disposit-ions permitted under clauses (i), (iii), (iv), (v) and
        (viii) of this Section 8.02, the Company and its Subsidiaries may sell or otherwise dispose of other assets, provided that (x) such sales are at fair market value (as determined in good faith by the management of the Company) and (y) the aggregate proceeds for all such sales effected on or after the Effective Date do not exceed $10,000,000; and

        (xii)  with the prior written consent of the Required
        Banks, any other assets may be sold or transferred.

          8.03 Restricted Payments. The Company will not authorize, declare, pay or make, or permit any of its Sub-sidiaries to authorize, declare, pay or make, any Restricted Payments, except that (i) any Subsidiary of the Company may make Distributions to the Company or any Wholly-Owned Sub-sidiary of the Company, (ii) any non-Wholly-Owned Subsidiary of the Company may pay cash Distributions on a pro rata basis to its shareholders generally, (iii) so long as no Default or Event of Default then exists or would result therefrom, the Company may repurchase capital stock from time to time from its and its Subsidiaries' employees pursuant to stock option and stock purchase plans, provided that the aggregate amount of Distributions made pursuant to this clause (iii) shall not exceed $1,000,000 in any fiscal year of the Company, (iv) so long as no Specified Event of Default then exists, the Com-pany may consummate the Existing Senior Subordinated Note Redemption and (v) so long as no Default or Event of Default then exists or would result therefrom, the Company may make additional Restricted Payments so long as the aggregate amount of such Restricted Payments made on or after the Effective Date, when added to all Restricted Payments there-tofore made pursuant to this clause (v), would not exceed an amount equal to the sum of (1) $25,000,000 plus (2) 33-1/3% of Cumulative Consolidated Net Income (it being understood that if Cumulative Consolidated Net Income for any period is less than zero, then minus 100% of the amount of such loss), provided that in no event shall the aggregate amount of Restricted Payments made pursuant to this clause (v) for the period from and including the Effective Date to and including December 31, 1994 exceed $25,000,000.

          8.04 Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

          (i) Indebtedness incurred pursuant to this Agree-ment and the other Credit Documents;

         (ii)  prior to the Existing Senior Subordinated Note
        Redemption Date, Indebtedness of the Company evidenced by the Existing Senior Subordinated Notes in an aggregate principal amount not to exceed $170,000,000;

        (iii) unsecured subordinated Indebtedness of the Company so long as (x) all of the terms and conditions of such Indebtedness (including, without limitation, interest rates, amortization schedules, maturities, covenants, defaults, remedies, subordination provisions, redemption provisions and all other terms) are satisfactory to the Required Banks (the "New Senior Subordinated Notes"), (y) the net cash proceeds received by the Company from the issuance of the New Senior Subordinated Notes, to the extent received (i) prior to the Term Loan Borrowing Date, are deposited with the Agent pursuant to a cash collateral arrangement satis-factory to the Agent to be held therein for the purpose of consummating the Existing Senior Subordinated Note Redemption and (ii) after the Term Loan Borrowing Date, are applied to the extent required by Section 4.02(c) and (z) no Event of Default exists both before and after giving effect to the incurrence thereof and the applica-tion of the proceeds therefrom;

         (iv) Existing Indebtedness to the extent that same is listed on Schedule III, plus any refinancings, extensions, refundings or renewals thereof, provided that any such refinancings, extensions, refundings and renewals shall not exceed the principal amount of such Existing Indebtedness outstanding at the time of the refinancing, extension, refunding or renewal thereof;

          (v) accrued expenses incurred in the ordinary course of business;

         (vi) Indebtedness arising under capitalized leases and Indebtedness secured by Liens permitted pursuant to
        Section 8.01(vi), provided that the aggregate principal amount of Indebtedness permitted to be incurred under this clause (vi) shall not exceed (x) $15,000,000 in any fiscal year of the Company and (y) $50,000,000 at any time outstanding;

        (vii) Indebtedness of any Subsidiary of the Company under lines of credit extended by third parties to such Subsidiary which conducts substantially all of its business outside of the United States the proceeds of which Indebtedness are used for such Subsidiary's working capital and general corporate purposes, provided that the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (vii) shall not exceed $30,000,000 (or the Dollar Equivalent thereof in the case of Indebtedness incurred in a currency other than Dollars) at any time outstanding (the "Third-Party Subsidiary Borrowings");

       (viii)  Indebtedness under Interest Rate Protection
        Agreements relating to Indebtedness otherwise permitted under this Section 8.04;

         (ix)  Indebtedness under Other Hedging Agreements
        (x) providing protection against fluctuations in currency or commodity prices in connection with (A) the Company's or any of its Subsidiaries' operations or (B) the purchase or sale of goods or services or (y) providing market value protection for acquisitions by the Company of its common stock to the extent permitted by Section 8.03, in each case so long as management of the Company or such Subsidiary, as the case may be, has determined that the entering into of such Other Hedging Agreements are bona fide hedging activities;

          (x) Indebtedness of Foreign Subsidiaries arising in connection with Permitted Receivables Financings so long as the aggregate principal amount of such Indebted-ness shall not exceed $20,000,000 at any time outstand-ing;

         (xi) intercompany Indebtedness among the Company and its Subsidiaries to the extent permitted by Section
        8.05(iv);

        (xii) Indebtedness consisting of, without duplica-tion, letters of credit incurred other than under this Agreement and reimbursement obligations with respect thereto, provided that the aggregate amount thereof at any time outstanding shall not exceed $5,000,000; and

       (xiii)  additional Indebtedness not otherwise
        permitted under this Section 8.04 so long as the aggregate principal amount thereof does not exceed
        $30,000,000 at any time outstanding, which Indebtedness may, to the extent provided in Section 8.01(xi), be secured.

          8.05 Advances, Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capi-tal contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents, except that the following shall be permitted:

          (i) the Company and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dis-chargeable in accordance with customary trade terms;

         (ii) the Company and its Subsidiaries may acquire and hold cash and Cash Equivalents;

        (iii) the Company and its Subsidiaries may, in con-nection with their business activities in Japan, acquire and hold promissory notes issued to them in payment of trade payables arising in the ordinary course of busi-ness, so long as the holding of such promissory notes is also in the ordinary course of business of the Company and such Subsidiaries;

         (iv) the Company may make intercompany loans and advances to its Wholly-Owned Subsidiaries, and any Subsidiary of the Company may make intercompany loans and advances to the Company, to the Subsidiaries of such Subsidiary or to any Wholly-Owned Subsidiary of the Company (i) for working capital purposes in the ordinary course of business, (ii) to consolidate cash management activities of the Company and its Subsidiaries in the ordinary course of business, or (iii) to provide for advance payment of dividends anticipated to be paid or declared by Wholly-Owned Subsidiaries to the Company, provided that (x) if the obligor on any such intercompany loans or advances is a Borrower, the repayment obligations of such obligor on such intercompany loans or advances shall be subordinated to the fullest extent permitted by applicable law to the payment in full in cash of all Obligations of such Borrower to the Agent and the Banks hereunder and under the other Credit Documents and (y) the aggregate principal amount of intercompany loans outstanding at any one time to Sealed Air S.A. shall not exceed $5,000,000 (determined without regard to any write-downs or write-offs thereof);

          (v) the Company may hold and acquire the stock of Subsidiaries in connection with Permitted Acquisitions structured as stock acquisitions or as otherwise permitted under this Agreement;

         (vi) the Company may make payments pursuant to its Contingent Stock Plan; and

        (vii)  in addition to investments permitted by
        clauses (i) through (vi) of this Section 8.05, the Company and its Subsidiaries make additional loans, advances, contributions and investments in an aggregate principal amount not to exceed $30,000,000 at any time outstanding (determined without regard to any write-downs or write-offs thereof).

          8.06 Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Company or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm's-length transaction with a Person other than an Affiliate, except that (i) loans and advances may be incurred and made to the extent permitted by Sections 8.04 and 8.05 and (ii) the Company and its Subsidiaries may effect intercompany transactions and transfers of goods and services in the ordinary course of business and in conformity with the business practices in effect on the Effective Date and as otherwise permitted pursuant to Section 8.02.

          8.07 Capital Expenditures. (a) The Company will not, and will not permit any of its Subsidiaries to, make any expenditure for fixed or capital assets (including, without limitation, expenditures for maintenance and repairs which should be capitalized in accordance with generally accepted accounting principles and capitalized lease obligations) (collectively, "Capital Expenditures"), except that during any fiscal year of the Company, the Company and its Subsidiaries may make Capital Expenditures so long as the aggregate amount thereof does not exceed $35,000,000.

          Notwithstanding anything to the contrary contained above in this Section 8.07(a), to the extent that the amount of Capital Expenditures actually made in any fiscal year of the Company are less than the sum of (i) the amount permitted to be made during such fiscal year plus (ii) any amount permitted to be carried over from a previous fiscal year in accordance with the operation of this sentence, the amount equal to the lesser of (x) such deficiency and (y) $35,000,000 may be carried forward and used to make Capital Expenditures in the immediately succeeding fiscal year of the Company.

          (b) Notwithstanding anything to the contrary con-tained in clause (a) of this Section 8.07 and in addition to the Capital Expenditures permitted to be made pursuant to such clause (a), the Company and its Subsidiaries may make additional Capital Expenditures to effect Permitted Acquisitions.

          8.08 Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio for any Test Period ending on the last day of any fiscal quarter of the Company to be less than 3.50:1.00.

          8.09 Leverage Ratio The Company will not permit the Leverage Ratio at any time to be more than 3.00:1.00.

          8.10 Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation; By-Laws and Certain Other Agreements; etc. The Company will not, and will not permit any of its Subsidiaries to, (i) amend or modify, or permit the amendment or modification of, any provision of any agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to the Existing Senior Subordinated Notes or the New Senior Subordinated Notes, (ii) amend, modify or change its certificate of incorporation or by-laws (includ-ing, without limitation, by the filing or modification of any certificate of designation) (or any equivalent charter documents in the case of a Foreign Subsidiary), or any agreement entered into by it, with respect to its capital stock, or enter into any new agreement with respect to its capital stock (except changes which in each case are not reasonably likely to adversely affect the Banks) or (iii) amend, modify or change any, or enter into any new, Employee Benefit Plan (other than welfare benefit plans), except to the extent such action is not reasonably likely to adversely affect the Banks.

          8.11 Limitation on Restrictions on Subsidiary Div-idends and Other Distributions. The Company will not, and it will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by the Company or any Subsidiary of the Company, or pay or repay any Indebtedness owed to the Company or any Subsidiary of the Company, (b) make loans or advances to the Company or any Subsidiary of the Company or (c) transfer any of its properties or assets to the Company or any Subsidiary of the Company, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement, (iii) to the extent restricting the disposition of any property serving as security therefor, any agreements relating to Indebtedness permitted pursuant to Section 8.04(vi), (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any of its Subsidiaries, (v) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of the Company or any of its Subsidiaries and (vi) restrictions on the ability of a Subsidiary of the Company which has incurred Third-Party Subsidiary Borrowings to make Distributions to the extent that such restrictions (x) are only set forth in the documentation governing the Third-Party Subsidiary Borrowings incurred by such Subsidiary and (y) only prohibit such Subsidiary from making Distributions in the event that its net worth has fallen below such Subsidiary's net worth at the time of the incurrence of the respective Third-Party Subsidiary Borrowing.

          8.12 Limitation on Issuances of Capital Stock by Subsidiaries. The Company will not permit any of its Sub-sidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to pur-chase, or securities convertible into, capital stock, except for (i) transfers and replacements of then outstanding shares of capital stock, (ii) stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) other issuances of capital stock to the parent corporation of such Subsidiary or to the Company or a Wholly-Owned Subsidiary of the Company which do not decrease the percentage ownership of the Company and/or its Wholly-Owned Subsidiaries in such Subsidiary and (iv) to qualify directors to the extent required by applicable law.

          8.13 Business. The Company will not, and will not permit any of its Subsidiaries to, engage (directly or indi-rectly) in any business other than the business in which it is engaged on the Effective Date, plus reasonable extensions and expansions thereof.

          Section 9.  Events of Default.  Upon the occurrence
   of any of the following specified events (each an "Event of Default"):

          9.01 Payments. Any Borrower shall (i) default in the payment when due of any payment of principal of its Loans or Notes or (ii) default, and such default shall continue unremedied for at least two Business Days, of any payment of interest on its Loans or Notes, of any Unpaid Drawing or any Fees or any other amounts owing by it hereunder or thereunder; or

          9.02 Representations, etc. Any representation, warranty or statement made by any Borrower herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue in any material respect, or any other factual information (taken as a whole) furnished on behalf of the Company or any of its Subsidiaries in writing to any Bank shall prove to be untrue in any material respect on the date as of which made or deemed made; or

          9.03 Covenants. Any Borrower shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 7.01(f)(i) (if constitut-ing failure to give notice of an Event of Default) and/or 8 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 9.01 and 9.02 and clause (i) of this Section 9.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Company by the Agent or the Required Banks; or

          9.04 Default Under Other Agreements. (i) The Company or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Notes) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Notes) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or
   (ii) any Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled or other mandatory required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default pursuant to this Section 9.04 unless the aggregate amount of all Indebtedness referred to in clauses
   (i) and (ii) above exceeds $5,000,000 at any one time; or

          9.05 Bankruptcy, etc. The Company or any of its Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled "Bankruptcy," as now or hereafter in effect, or any successor thereto (the "Bankruptcy Code"); or an involuntary case is commenced against the Company or any of its Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Company or any of its Subsidiaries, or the Company or any of its Subsidiaries commences any other pro-ceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquida-tion or similar law of any jurisdiction whether now or here-after in effect relating to the Company or any of its Subsid-iaries, or there is commenced against the Company or any of its Subsidiaries any such proceeding which remains undismissed for a period of 60 days, or the Company or any of its Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any of its Subsidi-aries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Company or any of its Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Company or any of its Subsidiaries for the purpose of effecting any of the foregoing; or

          9.06 ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code, any Plan shall have had or is likely to have a trustee appointed to administer such Plan, any Plan is, shall have been or is likely to be terminated or to be the subject of termination proceedings under ERISA, any Plan shall have an Unfunded Current Liability, a contribution required to be made to a Plan has not been timely made, the Company or any Subsidiary of the Company or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064,
   4069, 4201, 4204 or 4212 of ERISA or Section 401(a)(29),
   4971, 4975 or 4980 of the Code, or the Company or any Subsidiary of the Company has incurred or is likely to incur liabilities pursuant to one or more employee welfare benefit plans (as defined in Section 3(l) of ERISA) that provide benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or employee pension benefit plans (as defined in Section 3(2) of ERISA);
   (b) there shall result from any such event or events the imposition of a lien, the granting of a security interest, or a liability or a material risk of incurring a liability; and
   (c) which lien, security interest or liability, in the opinion of the Required Banks, could reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities, condition (financial or otherwise) or prospects of the Company or of the Company and its Subsidiaries taken as a whole; or

          9.07 Judgments. One or more judgments or decrees shall be entered against the Company or any of its Subsidiaries involving in the aggregate for the Company and its Subsidiaries a liability (not paid or fully covered by insurance) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 30 days from the entry thereof; or

          9.08 Company Guaranty. The Company Guaranty or any provision thereof shall cease to be in full force or effect, or the Company or any Person acting by or on behalf of the Company shall deny or disaffirm the Company's obliga-tions under the Company Guaranty, or the Company shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Company Guaranty; or

          9.09 Change in Control. A Change of Control shall occur;

   then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Agent shall upon the written request of the Required Banks, by written notice to the Company, take any or all of the follow-ing actions, without prejudice to the rights of the Agent, any Bank or the holder of any Note to enforce its claims against any Borrower (provided, that, if an Event of Default specified in Section 9.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Agent to the Company as specified in clauses (i), (ii) and (v) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon the Commitments of each Bank shall forthwith terminate immediately and any Commitment Commission and Fees shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; (iii) terminate any Letter of Credit which may be terminated in accordance with its terms; (iv) direct the Company to pay (and the Company agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 9.05 in respect of the Company, it will pay) to the Agent at its Payment Office such additional amounts of cash, to be held as security for the Company's reimbursement obligations for Drawings that may subsequently occur under outstanding Letters of Credit thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding; and (v) apply any cash collateral as provided in Section 4.02(a).

          Section 10.  Definitions and Accounting Terms.

          10.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

          "Acquired Entities" shall have the meaning provided in the definition of Permitted Acquisitions.

          "Adjusted Certificate of Deposit Rate" shall mean, on any day, the sum (rounded to the nearest 1/100 of 1%) of
   (1) the rate obtained by dividing (x) the most recent weekly average dealer offering rate for negotiable certificates of deposit with a three-month maturity in the secondary market as published in the most recent Federal Reserve System pub-lication entitled "Select Interest Rates," published weekly on Form H.15 as of the date hereof, or if such publication or a substitute containing the foregoing rate information shall not be published by the Federal Reserve System for any week, the weekly average offering rate determined by the Agent on the basis of quotations for such certificates received by it from three certificate of deposit dealers in New York of recognized standing or, if such quotations are unavailable, then on the basis of other sources reasonably selected by the Agent, by (y) a percentage equal to 100% minus the stated maximum rate of all reserve requirements as specified in Regulation D applicable on such day to a three-month certi-ficate of deposit of a member bank of the Federal Reserve System in excess of $100,000 (including, without limitation, any marginal, emergency, supplemental, special or other re-serves), plus (2) the then daily net annual assessment rate as estimated by the Agent for determining the current annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring three-month certificates of deposit.

          "Affiliate" shall mean, with respect to any Person, any other Person (i) directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person or (ii) that directly or indirectly owns more than 5% of the voting securities of such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of, such corporation, whether through the ownership of voting securities, by contract or otherwise.

          "Agent" shall mean BTCo, in its capacity as Agent for the Banks hereunder, and shall include any successor to the Agent appointed pursuant to Section 11.09.

          "Agreement" shall mean this Credit Agreement, as modified, supplemented, amended, restated, extended, renewed or replaced from time to time.

          "Applicable Credit Rating" at any time shall mean
   (i) the Moody's Credit Rating at such time and the S&P Credit Rating at such time, if such Credit Ratings are the same or
   (ii) if the Moody's Credit Rating and the S&P Credit Rating differ by one level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers), the Applicable Credit Rating shall be the lower of the two Credit Ratings or (iii) if the Moody's Credit Rating and the S&P Credit Rating differ by more than one level, the Applicable Credit Rating shall the Credit Rating that is one level higher than the lower of the two Credit Ratings. If any Credit Rating shall be changed by Moody's or S&P, such change shall be effective for purposes of this definition as of the Business Day following such change. Any change in the Applicable Credit Rating shall apply during the period beginning on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.

          "Applicable Margin" shall mean, for any day, the rate per annum set forth below opposite the Applicable Rating Period then in effect as set forth in either Table A or Table B below, it being understood that (i) so long as the Total Term Loan Commitment is in effect and/or any Term Loans are outstanding, the Applicable Margin shall be based on the margins set forth in Table B below and at all other times shall be based on the margins set forth in Table A below,
   (ii) the Applicable Margin for (x) Base Rate Loans shall be the percentage set forth under the column "Base Rate Margin",
   (y) CD Rate Loans shall be the percentage set forth under the column "CD Rate Margin" and (z) Eurodollar Rate Loans shall be the percentage set forth under the column "Eurodollar Rate Margin" and (iii) the Applicable Margin shall be based on the Applicable Rating Period designated as a "Category C Period" until such time as either (A) there exists a Moody's Credit Rating and a S&P Credit Rating or (B) the Leverage Ratio for the first Test Period ended after the Effective Date shall be determined as provided in the definition of "Applicable Rating Period", at which time the Applicable Margin shall be determined as provided below:





                                  Table A

                                             Eurodollar
Applicable Rating   Base Rate      CD Rate      Rate
     Period          Margin        Margin      Margin

Category A Period      0%           .5%        .375%

Category B Period      0%           .625%      .5%

Category C Period      0%           .75%       .625%

Category D Period      0%          1%          .875%

Category E Period      0%          1.125%     1%


                                  Table B

                                             Eurodollar
Applicable Rating   Base Rate      CD Rate     Rate
     Period           Margin        Margin    Margin

Category A Period      0%            .75%      .625%

Category B Period      0%            .875%     .75%

Category C Period      0%           1%         .875%

Category D Period      .125%        1.25%     1.125%

Category E Period      .25%         1.375%    1.25%

          Notwithstanding anything to the contrary contained in either Table A or Table B above or in clause (iii) set forth above in this definition, at any time that a Default or an Event of Default exists, the Applicable Margin shall be the margin set forth opposite the respective Applicable Rating Period designated as the "Category E Period".

          "Applicable Rating Period" shall mean, subject to the terms and conditions set forth below, the period set forth below then in effect:

   Applicable Rating Period              Criteria


   Category A Period                    Either (i) the Applicable
                                        Credit Rating is BBB or
                                        higher (to the extent
                                        based on a S&P Credit
                                        Rating) and Baa2 or
                                        higher (to the extent
                                        based on a Moody's Credit
                                        Rating) or (ii) the
                                        Leverage Ratio for the
                                        Test Period ended
                                        immediately prior to the
                                        first day of the
                                        respective Calculation
                                        Period as set forth in
                                        the financial statements
                                        delivered pursuant to
                                        Section 7.01(b) or (c) is
                                        less than or equal to
                                        1.00:1.00.

      Category B Period                 Either (i) the Applicable
                                        Credit Rating is BBB- (to
                                        the extent based on a S&P
                                        Credit Rating) and Baa3
                                        (to the extent based on a
                                        Moody's Credit Rating) or
                                        (ii) the Leverage Ratio
                                        for the Test Period ended
                                        immediately prior to the
                                        first day of the
                                        respective Calculation
                                        Period as set forth in
                                        the financial statements
                                        delivered pursuant to
                                        Section 7.01(b) or (c) is
                                        greater than 1.00:1.00,
                                        but less than or equal to
                                        1.75:1.00, and in either
                                        case a Category A Period
                                        is not then in effect.


Category C Period                       Either (i) the Applicable
                                        Credit Rating is BB+ (to
                                        the extent based on a S&P
                                        Credit Rating) and Ba1
                                        (to the extent based on a
                                        Moody's Credit Rating) or
                                        (ii) the Leverage Ratio
                                        for the Test Period ended
                                        immediately prior to the
                                        first day of the
                                        respective Calculation
                                        Period as set forth in
                                        the financial statements
                                        delivered pursuant to
                                        Section 7.01(b) or (c) is
                                        greater than 1.75:1.00,
                                        but less than or equal to
                                        2.25:1.00, and in either
                                        case neither a Category A
                                        Period nor a Category B
                                        Period is then in effect.

Category D Period                       Either (i) the Applicable
                                        Credit Rating is BB (to
                                        the extent based on a S&P
                                        Credit Rating) and Ba2 to
                                        the extent based on a
                                        Moody's Credit Rating) or
                                        (ii) the Leverage Ratio
                                        for the Test Period ended
                                        immediately prior to the
                                        first day of the
                                        respective Calculation
                                        Period as set forth in
                                        the financial statements
                                        delivered pursuant to
                                        Section 7.01(b) or (c) is
                                        greater than 2.25:1.00,
                                        but less than or equal to
                                        2.75:1.00, and in either
                                        case neither a Category A
                                        Period, Category B Period
                                        nor a Category C Period
                                        is in effect.

 Category E Period                      Either (i) the Applicable
                                        Credit Rating is BB- or
                                        lower (to the extent
                                        based on a S&P Credit
                                        Rating) and Ba3 or lower
                                        (to the extent based on a
                                        Moody's Credit Rating) or
                                        (ii) the Leverage Ratio
                                        for the Test Period ended
                                        immediately prior to the
                                        first day of the
                                        respective Calculation
                                        Period as set forth in
                                        the financial statements
                                        delivered pursuant to
                                        Section 7.01(b) or (c) is
                                        greater than 2.75:1.00,
                                        and in either case
                                        neither a Category A
                                        Period, Category B
                                        Period, Category C Period
                                        nor Category D Period is
                                        then in effect.

          Notwithstanding anything to the contrary contained herein, in the event that only one Credit Rating exists at any time or if no Credit Rating exists at any time or if no Credit Rating exists, then the Applicable Rating Period shall be based on the Leverage Ratio for the Test Period ended immediately prior to the first day of the respective Calculation Period.

           "Assignment and Assumption Agreement" shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit I (appropriately completed).

          "Bank" shall mean each financial institution listed in Schedule I, as well as any Person which becomes a "Bank" hereunder pursuant to Section 13.04.

          "Bank Default" shall mean (i) the refusal (which has not been retracted) of a Bank to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment under
   Section 2.04(c) or (ii) a Bank having notified in writing the Company and/or the Agent that it does not intend to comply with its obligations under Section 1.01(b) or 1.01(d) or
   Section 2, in the case of either clause (i) or (ii) as a result of any takeover of such Bank by any regulatory authority or agency.

          "Bankruptcy Code" shall have the meaning provided in Section 9.05.

          "Base Rate" at any time shall mean the higher of
   (x) the rate which is 1/2 of 1% in excess of the Adjusted
   Certificate of Deposit Rate and (y) the Prime Lending Rate as in effect from time to time.

          "Base Rate Loans" shall mean any Loan designated as such by the respective Borrower at the time of the incurrence thereof or conversion thereto, and in any event shall at all times include all Swingline Loans.

          "Borrower" shall have the meaning provided in the first paragraph of this Agreement.

          "Borrowing" shall mean the borrowing of one Type of Loan of a single Tranche from all the Banks having Commit-ments of the respective Tranche (or from BTCo in the case of Swingline Loans) on a given date (or resulting from a conver-sion or conversions on such date) having in the case of Fixed Rate Loans the same Interest Period, provided that Base Rate Loans incurred pursuant to Section 1.10(b) shall be con-sidered part of the related Borrowing of Fixed Rate Loans.

          "BTCo" shall mean Bankers Trust Company in its individual capacity.

          "Business Day" shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the New York interbank Eurodollar market.

          "Calculation Period" shall mean each period which shall commence on a date on which the respective financial statements are delivered pursuant to Section 7.01(b) or (c) and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 7.01(b) or (c) and (ii) the latest date on which the next financial statements are required to be delivered pursuant to
   Section 7.01(b) or (c).

          "Capital Expenditures" shall have the meaning pro-vided in Section 8.07.

          "Cash Equivalents" shall mean, as to any Person,
   (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof), (ii) time deposits and certificates of deposit of (a) any Bank or any commercial bank incorporated in the United States or any State thereof or the District of Columbia of recognized standing having capital and surplus in excess of $100,000,000 or (b) any commercial bank of recognized standing having capital and surplus in excess of the local currency equivalent of $100,000,000 incorporated in a country where the Company has one or more locally operating Subsidiaries, and that is, as of the date hereof, providing banking services to the Company or any of its Subsidiaries, (iii) repurchase obligations for underlying securities of the types described in clause (i) above, provided that there shall be no restriction on the maturities of such underlying securities pursuant to this clause (iii) entered into with a bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, (v) bankers acceptances and current accounts maintained at (a) any bank meeting the qualifications specified in clause (ii) above, (vi) municipal bonds issued by municipalities located in the United States rated at least AA or the equivalent thereof by S&P or Aa2 or the equivalent thereof by Moody's, (vii) money market preferred stock and variable rate demand notes, each rated AAA or the equivalent thereof by S&P or Aaa or the equivalent thereof by Moody's, and (viii) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through
   (vii) above. Each Cash Equivalent referred to above shall mature not more than two years after the date of its acquisition by the Company or any of its Subsidiaries, provided that in no case shall the weighted average maturity of all Cash Equivalents at any time held by the Company and its Subsidiaries taken as a whole exceed six months.

          "CD Rate" shall mean with respect to each Interest Period for a Borrowing of a CD Rate Loan the sum (rounded upward, where necessary, to the nearest 1/16 of 1%) of (A) the rate obtained by dividing (x) the Certificate of Deposit Rate for such Interest Period by (y) a percentage equal to 100% minus the stated maximum rate of all reserve require-ments as specified in Regulation D (including, without limi-tation, any marginal, emergency, supplemental, special or other reserves) that would be applicable on the first day of such Interest Period to a negotiable certificate of deposit in excess of $100,000 and with a maturity equal to such Interest Period of any member bank of the Federal Reserve System, plus (B) the then daily net annual assessment payable by the Agent to the Federal Deposit Insurance Corporation for insuring such certificates of deposit rounded upward, where necessary, to the nearest 1/100 of 1%.

          "CD Rate Loan" shall mean each Loan (excluding
   Swingline Loans) designated as such by the respective
   Borrower at the time of incurrence thereof or conversion thereto.

          "Certificate of Deposit Rate" shall mean the arithmetic average of the consensus bid rate determined by the Agent for the bid rates per annum, at 10:00 A.M.
   (New York time) on the first day of the Interest Period for which such Certificate of Deposit Rate is to be applicable of two or more New York certificate of deposit dealers of recognized standing selected by the Agent for the purchase at face value from the Agent in New York of certificates of deposit in an aggregate amount approximately comparable to the CD Rate Loan of the Agent for which such Certificate of Deposit Rate is to be applicable and with a maturity equal to such Interest Period.

          "Change of Control" shall mean (i) any "Person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding an employee benefit or stock ownership plan of the Company, is or shall become the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 50% or more on a fully diluted basis of the voting and economic interests of the Company or shall have the right to elect a majority of the directors of the Company or (ii) the Board of Directors of the Company shall cease to consist of a majority of Continuing Directors.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

          "Commitment" of any Bank shall mean its Term Loan
   Commitment and its Revolving Commitment.

          "Commitment Commission" shall mean and include the Term Loan Commitment Commission and the Revolving Loan
   Commitment Commission.

          "Company" shall have the meaning provided in the first paragraph of this Agreement.

          "Company Guaranty" shall mean the Guaranty of the Company set forth in Section 12.

          "Consolidated Debt" shall mean, at any time, all Indebtedness of the Company and its Subsidiaries determined on a consolidated basis.

          "Consolidated Interest Expense" for any period shall mean total interest expense (including amounts properly attributable to interest with respect to capital leases in accordance with generally accepted accounting principles and amortization of debt discount and debt issuance costs) of the Company and its Subsidiaries on a consolidated basis for such period, provided that there shall be excluded from the calculation of the total interest expense for such period the non-cash interest expense associated with the amortization or write-off of the fees and expenses relating to the original incurrence of the Existing Senior Subordinated Notes.

          "Consolidated Net Income" shall mean, for any period, the consolidated net income (or loss) of the Company and its Subsidiaries for such period.

          "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing any Indebtedness, leases, dividends or other obligations ("pri-mary obligations") of any other Person (the "primary obli-gor") in any manner, whether directly or indirectly, includ-ing, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not in-clude endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Con-tingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably antici-pated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

          "Continuing Directors" shall mean the directors of the Company on the Effective Date and each other director, if such director's nomination for election to the Board of Directors of the Company is recommended by a majority of the then Continuing Directors.

          "Credit Documents" shall mean this Agreement, and once executed and delivered pursuant to the terms of this Agreement, each Note, each Letter of Credit Request, each Notice of Borrowing, each Notice of Conversion and each Let-ter of Credit.

          "Credit Event" shall mean (i) the occurrence of the Effective Date and (ii) the making of any Loan or the issuance of any Letter of Credit.

          "Creditors" shall mean and include the Agent, each Bank and each Other Creditor.

          "Credit Rating" shall mean the Moody's Credit
   Rating or the S&P Credit Rating.

          "Cumulative Consolidated Net Income" shall mean, at any time for any determination thereof, the Consolidated Net Income for the period (taken as one accounting period) commencing on January 1, 1994 and ending on the last day of the then most recently ended fiscal quarter of the Company.

          "Debt Agreements" shall have the meaning provided in Section 5.01(f).

          "Default" shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

          "Distribution" with respect to any Person shall mean that such Person has declared or paid any dividend or returned any capital to, its stockholders or authorized or made any other distribution, payment or delivery of property (other than common stock of the Company) or cash to its stockholders as such, or redeemed, retired, purchased, or otherwise acquired, directly or indirectly, for considera-tion, any shares of any class of its capital stock outstand-ing on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock). Without limiting the foregoing, "Distributions" with respect to any Person shall also include all payments made or required to be made by such Person with respect to any stock appreciation rights plans, equity incentive or achievement plans or any similar plans or the setting aside of any funds for the foregoing purposes.

          "Dollar Equivalent" shall mean, at any time of determination thereof, the amount of Dollars which could be purchased with the amount of currency involved in such computation at the spot exchange rate therefor as published in the New York edition of The Wall Street Journal on the date one Business Day subsequent to the date of any determination thereof, provided that if the New York edition of The Wall Street Journal is not published on such date, reference shall be made to such rate as set forth in most recently published New York edition of The Wall Street Journal, and provided further, that if at any time the New York edition of The Wall Street Journal ceases to publish such exchange rates, the Dollar Equivalent shall be the amount of Dollars which could be purchased with the amount of currency involved in such computation at the spot rate therefor as quoted by the Agent at approximately 11:00 a.m. (London time) on the date two Business Days prior to the date of any determination thereof for purchase on such date, it being understood and agreed that for purposes of determining compliance with Sections 1.01(b), 1.01(c), 2.01(c), 4.02(a),
   8.01 and 8.04 the Dollar Equivalent of any Third-Party Subsidiary Borrowings or any such other Indebtedness incurred in a currency other than Dollars shall be the Dollar Equivalent thereof as in effect on the last Business Day of the then most recently ended fiscal month of the Company and such Dollar Equivalent shall remain in effect until same is recalculated as of the last Business Day of the immediately succeeding fiscal month.

          "Dollars" and the sign "$" shall each mean freely transferable lawful money of the United States (expressed in dollars).

          "Drawing" shall have the meaning provided in Sec-tion 2.05(b).

          "EBIT" shall mean, for any period, the Consolidated Net Income of the Company and its Subsidiaries, before inter-est expense and provision for income taxes and without giving effect to any extraordinary gains and gains from sales of assets (other than sales of inventory in the ordinary course of business; provided that the gains resulting from aggregate gross proceeds of all sales of up to $1,000,000 of assets in the ordinary course of business (other than any such sale of assets the value of which individually exceeds $500,000) in the fiscal year in which such period occurs shall be con-sidered gains from sales of assets for the purposes of the foregoing calculation only to the extent such gains exceed losses relating to such sales), for such period.

          "EBITDA" for any period shall mean EBIT, adjusted by (i) adding thereto the amount of (a) all amortization of goodwill and other intangibles and, in respect of any period occurring in 1994, fees relating to the transactions contemplated hereby paid during such period, not exceeding $5,000,000 in the aggregate for all such periods, (b) depreciation, (c) all non-cash contributions or accruals to or with respect to deferred profit sharing plans, (d) all non-cash contributions and accruals to and/or with respect to deferred compensation plans and (e) the call premium and related costs (including deferred financing costs) associated with the Existing Senior Subordinated Note Redemption, in each case to the extent deducted in arriving at EBIT for such period, and (ii) subtracting therefrom the amount of all non-cash gains that were added in arriving at EBIT for such period other than such gains arising from sales of inventory in the ordinary course of business.

          "Effective Date" shall have the meaning provided in
   Section 13.10.

          "Election to Become a Subsidiary Borrower" shall mean an Election to Become a Subsidiary Borrower in the form of Exhibit J, which shall be executed by each Subsidiary
   Borrower in accordance with Section 5.03.

          "Eligible Transferee" shall mean and include a com-mercial bank, financial institution or other "accredited investor" (as defined in Regulation D of the Securities Act).

          "Employee Benefit Plans" shall mean all profit sharing plans, deferred compensation plans, employee benefit plans, or any other similar plans or arrangements for the benefit of employees of the Company or any of its Subsidiaries.

          "Environmental Claims" shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-com-pliance or violation, investigations or proceedings relating in any way to any violation (or alleged violation) by the Company or any of its Subsidiaries under any Environmental Law (hereafter "Claims") or any permit issued under any such law, including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

          "Environmental Law" shall mean any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administra-tive order, consent, decree or judgment, relating to the environment, health, safety or Hazardous Materials.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

          "ERISA Affiliate" shall mean each person (as defined in Section 3(9) of ERISA) which together with the Company or any of its Subsidiaries would be deemed to be a "single employer" (i) within the meaning of Section 414(b),
   (c), (m) and (o) of the Code or (ii) as a result of the Company or any of its Subsidiaries being or having been a general partner of such person.

          "Eurodollar Rate" shall mean (a) the offered quota-tion to first-class banks in the New York interbank Euro-dollar market by BTCo for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Rate Loan of BTCo with maturities comparable to the Interest Period applicable to such Eurodollar Rate Loan commencing two Business Days there-after as of 10:00 A.M. (New York time) on the date which is two Business Days prior to the commencement of such Interest Period, divided (and rounded off to the nearest 1/16 of 1%) by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regula-tion D (or any successor category of liabilities under Regu-lation D).

          "Eurodollar Rate Loan" shall mean any Loan desig-nated as such by the respective Borrower at the time of the incurrence thereof or conversion thereto.

          "Event of Default" shall have the meaning provided in Section 9.

          "Exchange Act" shall mean the Securities Exchange
   Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Existing Credit Agreement" shall mean the Credit
   Agreement, dated as of March 10, 1994, between the Company and United Jersey Bank.

          "Existing Indebtedness" shall have the meaning provided in Section 6.19.

          "Existing Senior Subordinated Note Indenture" shall mean the Indenture, dated as of July 1, 1989, between the Company and the Existing Senior Subordinated Note Trustee.

          "Existing Senior Subordinated Note Redemption" shall have the meaning provided in Section 7.09.

          "Existing Senior Subordinated Note Redemption Date" shall have the meaning provided in Section 5.01(d).

          "Existing Senior Subordinated Notes" shall mean the
   Company's outstanding 12 % Senior Subordinated Notes due 1999 which were issued pursuant to the Existing Senior
   Subordinated Note Indenture.

          "Existing Senior Subordinated Note Trustee" shall mean The First National Bank of Boston.

          "Facing Fee" shall have the meaning provided in
   Section 3.01(d).

          "Fair Market Value" shall mean, when determining the fair market value of any common stock of the Company, the value thereof based on the publicly quoted prices of the Company's common stock on the NYSE for the respective time period set forth in the acquisition agreement to which such Permitted Acquisition relates, or in the absence of such a time period, the average of such publicly quoted prices for the five Business Days preceding the 30th day prior to the date of the consummation of such Permitted Acquisition, in either case so long as such common stock is publicly traded on the NYSE or if any such common stock is not so publicly traded on the NYSE, the fair market value thereof shall mean the fair market value as determined in good faith by the Board of Directors of the Company or any duly authorized committee of the Board of Directors of the Company as of the date of such determination.

          "Federal Funds Rate" shall mean for any period, a fluctuating interest rate (equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent.

          "Fees" shall mean all amounts payable pursuant to or referred to in Section 3.01.

          "Final Maturity Date" shall mean June 30, 1999.

          "Fixed Rate Loan" shall mean any CD Rate Loan and any Eurodollar Rate Loan.

          "Foreign Subsidiary" shall mean each Subsidiary of the Company not incorporated under the laws of the United
   States or of any State thereof.

          "Guaranteed Obligations" shall mean (i) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of the principal and interest on each Note issued by, and Loan made to, any Subsidiary Borrower under this Agreement, together with all the other obligations and liabilities (including, without limitation, indemnities, fees and interest thereon) of each Subsidiary Borrower to the Agent and the Banks now existing or hereafter incurred under, arising out of or in connection with this Agreement or any other Credit Document to which such Subsidiary Borrower is a party and the due performance and compliance with all the terms, conditions and agreements contained in such Credit Documents by such Subsidiary Borrower and (ii) the full and prompt payment when due (whether by acceleration or otherwise) of all obligations of any Subsidiary Borrower owing under any Interest Rate Protection Agreement or Other Hedging Agreement entered into with any Other Creditor, whether now in existence or hereafter arising, and the due performance and compliance by such Subsidiary Borrower with all of the terms, conditions and agreements contained therein.

          "Hazardous Materials" shall mean (a) any petro-chemical or petroleum products, radioactive materials, asbes-tos in any form that is or could become friable, urea formal-dehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous mate-rials," "restricted hazardous materials," "extremely hazard-ous wastes," "restrictive hazardous wastes," "toxic substan-ces," "toxic pollutants," "contaminants" or "pollutants," or words of similar meaning and regulatory effect under any applicable Environmental Law.

          "Indebtedness" shall mean, as to any Person, with-out duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, but excluding current trade accounts payable incurred in the ordinary course of business, (ii) the maximum amount available to be drawn under all letters of credit issued for the account of such Person and all unpaid drawings in respect of such letters of credit, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations of such person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (vi) all Contingent Obligations of such Person and (vii) all obligations under any Interest Rate Protection Agreement or Other Hedging Agreement.

          "Interest Coverage Ratio" for any period shall mean the ratio of EBITDA to Consolidated Interest Expense for such period.

          "Interest Determination Date" shall mean, (i) with respect to any Eurodollar Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Eurodollar Rate Loan and (ii) with respect to any CD Rate Loan, the first day of any Interest Period relating to such CD Rate Loan.

          "Interest Period" shall have the meaning provided in Section 1.09.

          "Interest Rate Protection Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

          "L/C Supportable Indebtedness" shall mean (i) obli-gations of the Company or any of its Subsidiaries incurred in the ordinary course of business with respect to insurance obligations and workers' compensation, surety bonds and other similar statutory obligations, (ii) all Third-Party Subsidiary Borrowings and (iii) such other obligations of the Company or any of its Subsidiaries as are reasonably acceptable to BTCo and otherwise permitted to exist pursuant to the terms of this Agreement.

          "Letter of Credit" shall have the meaning provided in Section 2.01(a).

          "Letter of Credit Fee" shall have the meaning pro-vided in Section 3.01(c).

          "Letter of Credit Outstandings" shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings.

          "Letter of Credit Request" shall have the meaning provided in Section 2.03(a).

          "Leverage Ratio" shall mean, at any time, the ratio of Consolidated Debt at such time to EBITDA for the Test
   Period last ended.

          "Lien" shall mean any mortgage, pledge, hypotheca-tion, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing and any assignment or deposit arrangement in the nature of a security device).

          "Loan" shall mean any Term Loan, Revolving Loan or
   Swingline Loan.

          "Mandatory Borrowings" shall have the meaning pro-vided in Section 1.01(d).

          "Margin Stock" shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve
   System.

          "Maximum Swingline Amount" shall mean $10,000,000.

          "Moody's" shall mean Moody's Investors Service,
   Inc.

          "Moody's Credit Rating" shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by Moody's to the Company's senior unsecured long-term debt, provided that in the event that (x) no senior unsecured long-term debt of the Company is rated by Moody's and (y) a rating level has been assigned by Moody's to the New Senior Subordinated Notes, the Moody's Credit Rating shall be an implied rating equal to one full rating level above such rating level assigned by Moody's to the New Senior Subordinated Notes (unless Moody's has informed the Company and the Agent in writing that such implied rating is other than one full rating level above such rating level assigned to the New Senior Subordinated Notes in which case such implied rating shall be as so designated by Moody's), and, provided further, that in the event that (x) no senior unsecured long-term debt of the Company is rated by Moody's and (y) the New Senior Subordinated Notes are not rated by Moody's (whether because the same are not then outstanding or otherwise), there shall be no Moody's Credit Rating.

          "New Senior Subordinated Notes" shall have the meaning provided in Section 8.04(iii).

          "Non-U.K. Bank" shall have the meaning provided in
   Section 4.04(c).

          "Note" shall mean and include each Term Note, each Revolving Note and the Swingline Note.

          "Notice of Borrowing" shall have the meaning pro-vided in Section 1.03(a).

          "Notice of Conversion" shall have the meaning pro-vided in Section 1.06.

          "Notice Office" shall mean the office of the Agent located at 130 Liberty Street, 14th Floor, Commercial Loan Division, New York, New York 10006, Attention: Jerome Martellaro, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "NYSE" shall mean The New York Stock Exchange.

          "Obligations" shall mean all amounts owing to the Agent or any Bank pursuant to the terms of this Agreement or any other Credit Document.

          "Other Creditors" shall mean any Bank or any affiliate thereof party to any Interest Rate Protection Agreement or Other Hedging Agreement with any Subsidiary Borrower (even if such Bank ceases to be a Bank under this Agreement for any reason), and their subsequent assigns, if any, so long as such Bank or such affiliate participates in the extension of such Interest Rate Protection Agreement or Other Hedging Agreement.

          "Other Hedging Agreements" shall mean any forward, future or option contract or other similar agreements or arrangements designed to protect against fluctuations in currency, commodity or equity values.

          "Other Parties" shall have the meaning provided in
   Section 12.08(c).

          "Participant" shall have the meaning provided in
   Section 2.04(a).

          "Payment Office" shall mean the office of the Agent located at One Bankers Trust Plaza, New York, New York 10006, or such other office as the Agent may hereafter designate in writing as such to the other parties hereto.

          "PBGC" shall mean the Pension Benefit Guaranty Cor-poration established pursuant to Section 4002 of ERISA or any successor thereto.

          "Permitted Acquisitions" shall mean any acquisi-tions by the Company or any of its Subsidiaries of all or a portion of the assets or capital stock or other equity interest of one or more Persons (such assets or corporations are hereinafter called the "Acquired Entities") so long as
   (i) the only consideration paid by the Company or such Subsidiary in respect of any such acquisition consists of cash, common stock of the Company and/or Indebtedness issued, incurred or assumed by the Company or such Subsidiary to the extent permitted under Section 8.04(xiii), (ii) to the extent that such acquisition is of the capital stock or other equity interest of such Person, such acquisition must be of at least 80% of such capital stock or other equity interest, (iii) no Event of Default then exists (both before and after giving effect to such acquisition), (iv) such Acquired Entity is to be employed in, and/or at the time of such acquisition such Acquired Entity was engaged in, the type of business permitted pursuant to Section 8.13, (v) any Liens or Indebtedness assumed in connection with any such acquisition are otherwise permitted under Section 8.01 or 8.04, as the case may be, (vi) if the aggregate consideration paid in respect of any such acquisition exceeds $25,000,000 (including in such calculation, the amount of cash, the Fair Market Value of any common stock of the Company and the principal amount of any Indebtedness incurred, issued or assumed in connection therewith) or if the Acquired Entity has a net loss for the immediately preceding 12 month period of at least $2,000,000, the Company shall deliver to the Agent and each of the Banks no less than 30 days prior to the consummation of any such acquisition a certificate of its chief financial officer, certifying (and showing the calculations therefor in reasonable detail) that (1) the Interest Coverage Ratio for each of (x) the Test Period then most recently ended prior to the date of the consummation of such acquisition and (y) the immediately succeeding Test Period is at least 3.50:1.00 and (2) the Leverage Ratio for each of the two Test Periods referred to in clause (1) above is no greater than 3.00:1.00, in each case with such Interest Coverage Ratio and Leverage Ratio to be determined on a pro forma basis as if such acquisition (and any Indebtedness incurred, issued or assumed in connection therewith and assuming that such Indebtedness had remained outstanding throughout each such Test Period) had been consummated on the first day of each such Test Period and (B) immediately after giving effect to the consummation of any such acquisition, the Total Unutilized Revolving Loan Commitment shall equal at least $15,000,000 and (vii) the aggregate consideration paid in respect of all such acquisitions (including in such calculation, the amount of cash, the Fair Market Value of any common stock of the Company and the principal amount of any Indebtedness incurred, issued or assumed in connection therewith) shall not exceed $150,000,000.

          "Permitted Encumbrances" shall mean as of any particular time, (i) such easements, encroachments, rights of way, minor defects, irregularities or encumbrances on title which are not unusual with respect to property similar in character to any such Real Property and which do not secure Indebtedness and do not materially impair such Real Property for the purpose for which it is held or materially interfere with the conduct of the business of the Company or any of its Subsidiaries and (ii) municipal and zoning ordinances, which are not violated by the existing improvements and the present use made by the Company or any of its Subsidiaries of such Real Property.

          "Permitted Liens" shall have the meaning provided in Section 8.01.

          "Permitted Receivables Financing" shall mean any arrangement for the sale or transfer of receivables of any of the Foreign Subsidiaries.

          "Permitted Sale-Leaseback Transactions" shall mean one or more sale-leaseback transactions entered into by the Company or any of its Subsidiaries so long as (i) all such sales are for cash, (ii) the lease payments arising as a result of such transactions are otherwise permitted under this Agreement and (iii) the aggregate fair market value (as determined in good faith by the management of the Company) of the assets subject to all such transactions does not exceed $20,000,000.

          "Person" shall mean any individual, partnership, joint venture, firm, corporation, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

          "Plan" shall mean any multiemployer or single-employer plan (as each such term is defined in Section 4001 of ERISA) which is maintained or contributed to by (or to which there is an obligation to contribute to) the Company or a Subsidiary of the Company or an ERISA Affiliate, and each such plan for the five year period immediately following the latest date on which the Company or a Subsidiary of the Company or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

          "Prime Lending Rate" shall mean the rate which BTCo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actu-ally charged to any customer. BTCo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

          "Projections" shall have the meaning provided in
   Section 6.05(c).

          "Real Property" of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including leaseholds.

          "Redemption Amount" shall mean, at any time, an amount equal to the sum of (i) the aggregate principal amount of Existing Senior Subordinated Notes then outstanding, (ii) the amount of interest which will accrue on such aggregate outstanding principal amount of Existing Senior Subordinated Notes through the Existing Senior Subordinated Note Redemption Date and (iii) the amount required to pay the premiums in connection with the consummation of the Existing Senior Subordinated Note Redemption.

          "Register" shall have the meaning provided in
   Section 13.16.

          "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

          "Release" shall mean any spilling, leaking, pump-ing, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migration into the environment.

          "Replaced Bank" shall have the meaning provided in
   Section 1.13.

          "Replacement Bank" shall have the meaning provided in Section 1.13.

          "Reportable Event" shall mean an event described in
   Section 4043(b) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

          "Required Banks" shall mean Banks, the sum of whose outstanding Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitments) and Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and Revolving Loan Percentage of Swingline Loans and Letter of Credit Outstandings) represent an amount greater than 50% of the sum of all outstanding Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitments) and the Total Revolving Loan Commitment (or after the termination thereof, the sum of the then total outstanding Revolving Loans and the aggregate Revolving Loan Percentages of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time).

          "Restricted Payment" shall mean (a) any
   authorization, declaration or payment of any Distributions with respect to the Company or any of its Subsidiaries or (b) the making (or the giving of any notice in respect thereof) by the Company or any of its Subsidiaries of any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) the Existing Senior Subordinated Notes or the New Subordinated Notes.

          "Returns" shall have the meaning provided in
   Section 6.09.

          "Revolving Loan" shall have the meaning provided in
   Section 1.01(b).

          "Revolving Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in
   Schedule I directly below the column entitled "Revolving Loan Commitment," as same may be (x) reduced from time to time pursuant to Sections 3.02, 3.03 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04(b).

          "Revolving Loan Commitment Commission" shall have the meaning provided in Section 3.01(b).

          "Revolving Loan Commitment Redemption Reserve" shall mean, at any time, an amount equal to the excess of the Redemption Amount at such time over the sum of (i) the Total Term Loan Commitment as then in effect and (ii) the net cash proceeds received by the Company from the issuance of the New Senior Subordinated Notes.

          "Revolving Loan Percentage" of any Bank at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Bank at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided, that if the Revolving Loan Percentage of any Bank is to be determined after the Total Revolving Loan Commitment has been terminated, then the Revolving Loan Percentages of the Banks shall be determined immediately prior (and without giving effect) to such termination.

          "Revolving Loan Syndication Date" shall mean that date upon which the Agent determines in its sole discretion (and notified the Company) that the primary syndication (and resultant addition of institutions as Banks pursuant to
   Section 13.04 in respect of the Total Revolving Loan Commitment has been completed.

          "Revolving Note" shall have the meaning provided in
   Section 1.05(a).

          "Scheduled Repayment" shall have the meaning provided in Section 4.02(b).

          "Scheduled Repayment Date" shall have the meaning provided in Section 4.02(b).

          "Sealed Air B.V." shall mean Sealed Air B.V., a
   Dutch corporation and a Wholly-Owned Subsidiary of the Company, with its registered office at Lindenhoutseweg 45, 6545 AH, Nijmegen, The Netherlands.

          "Sealed Air Limited" shall mean Sealed Air Limited, an English corporation and a Wholly-Owned Subsidiary of the Company.

          "Sealed Air S.A." shall mean Sealed Air S.A., a
   French corporation and a Wholly-Owned Subsidiary of the Company.

          "SEC" shall have the meaning provided in Section
   7.01(h).

          "Section 4.04(b)(ii) Certificate" shall have the meaning provided in Section 4.04(b).

          "Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

          "S&P" shall mean Standard & Poor's Ratings
   Corporation.

          "S&P Credit Rating" shall mean the rating level (it being understood that a rating level shall include numerical modifiers and (+) and (-) modifiers) assigned by S&P to the Company's senior unsecured long-term debt, provided that in the event that (x) no senior unsecured long-term debt of the Company is rated by S&P and (y) a rating level has been assigned by S&P to the New Senior Subordinated Notes, the S&P Credit Rating shall be an implied rating equal to one full rating level above such rating level assigned by S&P to the New Senior Subordinated Notes (unless S&P has informed the Company and the Agent in writing that such implied rating is other than one full rating level above such rating level assigned to the New Senior Subordinated Debt in which case such implied rating shall be as so designated by S&P), and, provided further, that in the event that (x) no senior unsecured long-term debt of the Company is rated by S&P and
   (y) the New Senior Subordinated are not rated by S&P (whether because the same are not then outstanding or otherwise), there shall be no S&P Credit Rating.

          "Specified Event of Default" shall mean any of (i) any default in the payment when due of any principal or interest on any Loan or in the payment when due of regularly accruing Fees, (ii) the acceleration of the maturity of the Loans or (iii) the occurrence of an Event of Default under
   Section 9.05 with respect to the Company.

          "Stated Amount" of each Letter of Credit shall mean at any time the maximum amount available to be drawn thereunder at such time, determined without regard to whether any conditions to drawing could then be met.

          "Sub-Limit" shall mean (i) with respect to Sealed
   Air B.V., $15,000,000, (ii) with respect to Sealed Air Limited, $8,000,000 and (iii) with respect to each other Wholly-Owned Foreign Subsidiary that becomes a Subsidiary Borrower after the Effective Date, such aggregate amount as shall be established by the Agent at the time such Foreign Subsidiary becomes a Subsidiary Borrower hereunder, it being understood that the Agent may, upon the written request of the Company, increase or decrease from time to time any Subsidiary Borrower's Sub-Limit. The Agent will give any Bank that has requested the same, notice as to the amount of any Subsidiary Borrower's Sub-Limit at such time.

          "Subrogation Trigger Date" shall have the meaning provided in Section 12.08(d).

          "Subsidiary" shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irre-spective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time.

          "Subsidiary Borrower" shall mean and include Sealed Air B.V., Sealed Air Limited and any other Wholly-Owned Subsidiary of the Company (other than Sealed Air S.A.) designated by the Company and acceptable to the Agent

          "Swingline Expiry Date" shall mean the date which is two Business Days prior to the Final Maturity Date.

          "Swingline Loan" shall have the meaning provided in
   Section 1.01(c).

          "Swingline Note" shall have the meaning provided in
   Section 1.05(a).

          "Taxes" shall have the meaning provided in Section
   4.04(a).

          "Term Loan" shall have the meaning provided in Sec-tion 1.01(a).

          "Term Loan Borrowing Date" shall mean the Business
   Day immediately preceding the Existing Senior Subordinated
   Note Redemption Date.

          "Term Loan Commitment" shall mean, for each Bank, the amount set forth opposite such Bank's name in Schedule I directly below the column entitled "Term Loan Commitment", as same may be (x) reduced from time to time pursuant to Sections 3.03, 4.02 and/or 9 or (y) adjusted from time to time as a result of assignments to or from such Bank pursuant to Section 1.13 or 13.04.

          "Term Loan Commitment Commission" shall have the meaning provided in Section 3.01(a).

          "Term Loan Syndication Date" shall mean that date upon which the Agent determines in its sole discretion (and notifies the Company) that the primary syndication (and resultant addition of institutions as Banks pursuant to
   Section 13.04) in respect of the Total Term Loan Commitment has been completed.

          "Term Note" shall have the meaning provided in
   Section 1.05(a).

          "Test Period" shall mean (i) for any determination made on and prior to March 31, 1995, the period from July 1, 1994 to the last day of the fiscal quarter of the Company then last ended, provided that (x) for purposes of determining the Leverage Ratio for any period ending on or prior to March 31, 1995, EBITDA shall be based on the four consecutive fiscal quarters of the Company then last ended and (y) the first Test Period shall end on September 30, 1994, and (ii) for any determination made thereafter, the four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.

          "Third Party Subsidiary Borrowings" shall have the meaning provided in Section 8.04(vii).

          "Total Commitment" shall mean, at any time, the sum of the Commitments of each of the Banks.

          "Total Revolving Loan Commitment" shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Banks.

          "Total Term Loan Commitment" shall mean, at any time, the sum of the Term Loan Commitments of each of the Banks.

          "Total Unutilized Revolving Loan Commitment" shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment less (y) the sum of the aggregate principal amount of Revolving Loans and Swingline Loans outstanding plus the then aggregate amount of Letter of Credit Outstandings.

          "Tranche" shall mean the respective facility and commitments utilized in making Loans, with there being three separate Tranches, i.e., Term Loans, Revolving Loans and
   Swingline Loans.

          "Type" shall mean any type of Loan determined with respect to the interest option applicable thereto, i.e., a Base Rate Loan, a Eurodollar Rate Loan or a CD Rate Loan.

          "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

          "Unfunded Current Liability" of any Plan means the amount, if any, by which the actuarial present value of the accumulated plan benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto, each determined in accordance with Statement of Financial Accounting Standards No. 35, based upon the actuarial assumptions used by the Plan's actuary in the most recent annual valuation of such Plan.

          "United States" and "U.S." shall each mean the United States of America.

          "Unpaid Drawings" shall have the meaning provided in Section 2.05(a).

          "Unutilized Revolving Loan Commitment" of any Bank at any time shall mean the Revolving Loan Commitment of such Bank less the sum of (i) the aggregate principal amount of Revolving Loans made by such Bank and then outstanding and
   (ii) such Bank's Revolving Loan Percentage of the Letter of Credit Outstandings at such time.

          "Wholly-Owned Subsidiary" shall mean, as to any Person, (i) Sealed Air S.A. so long as the Company owns directly or indirectly at least 65% of the total voting and economic interest of such Subsidiary, (ii) any corporation 100% of whose capital stock (other than director's qualifying shares) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (iii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time.

          10.02 Principles of Construction. (a) All ref-erences to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless other-wise specified.

          (b) All accounting terms not specifically defined herein shall be construed in accordance with generally ac-cepted accounting principles in the United States in conform-ity with those used in the preparation of the financial statements referred to in Section 6.05(a).

          Section 11.  The Agent.

          11.01 Appointment. The Banks hereby designate Bankers Trust Company as Agent to act as specified herein and in the other Credit Documents. Each Bank hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Agent may perform any of its duties hereunder by or through its respective officers, directors, agents, employees or affiliates.

          11.02 Nature of Duties. The Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and the other Credit Documents. Neither the Agent nor any of its respective officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. The duties of the Agent shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Bank or the holder of any Note; and nothing in this Agreement or any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

          11.03 Lack of Reliance on the Agent. Independ-ently and without reliance upon the Agent, each Bank and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent in-vestigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of the Company and its Sub-sidiaries and, except as expressly provided in this Agree-ment, the Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Bank or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Agent shall not be responsible to any Bank or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connec-tion herewith or for the execution, effectiveness, genuine-ness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Company and its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company and its Subsidiaries or the existence or possible existence of any Default or Event of Default.

          11.04 Certain Rights of the Agent. If the Agent shall request instructions from the Required Banks with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Agent shall be entitled to refrain from such act or tak-ing such action unless and until the Agent shall have re-ceived instructions from the Required Banks; and the Agent shall not incur liability to any Person by reason of so refraining. Without limiting the foregoing, no Bank or the holder of any Note shall have any right of action whatsoever against the Agent as a result of the Agent acting or refrain-ing from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Banks.

          11.05 Reliance. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Agent.

          11.06 Indemnification. To the extent the Agent is not reimbursed and indemnified by the Borrowers the Banks will reimburse and indemnify the Agent, in proportion to their respective "percentages" as used in determining the Required Banks, for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Agent in performing its respective duties hereunder or under any other Credit Document, in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expen-ses or disbursements resulting from the Agent's gross negli-gence or willful misconduct.

          11.07 The Agent in its Individual Capacity. With respect to its obligation to make Loans and issue Letters of Credit under this Agreement, the Agent shall have the rights and powers specified herein for a "Bank" and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term "Banks," "Required Banks," "holders of Notes" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity. The Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with the Company or any Subsidiary or Affiliate of the Company as if they were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to the Banks.

          11.08 Holders. The Agent shall deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or indorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

          11.09 Resignation by the Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days' prior written notice to the Company and the Banks. Such resignation shall take effect upon the appointment of a successor Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

          (b) Upon any such notice of resignation, the Banks shall appoint a successor Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Company.

          (c) If a successor Agent shall not have been so appointed within such 15 Business Day period, the Agent, with the consent of the Company, shall then appoint a commercial bank or trust company with capital and surplus of not less than $500,000,000 as successor Agent who shall serve as Agent hereunder or thereunder until such time, if any, as the Banks appoint a successor Agent as provided above.

          (d) If no successor Agent has been appointed pur-suant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Agent, the Agent's resignation shall become effective and the Banks shall thereafter perform all the duties of the Agent hereunder and/or under any other Credit Document until such time, if any, as the Banks appoint a successor Agent as provided above.

          Section 12.  Company Guaranty.

          12.01 The Guaranty. In order to induce the Banks to enter into this Agreement and to extend credit hereunder to the Subsidiary Borrowers and in recognition of the direct benefits to be received by the Company from the proceeds of the Loans to the Subsidiary Borrowers, the Company hereby agrees with the Banks as follows: the Company hereby unconditionally and irrevocably guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Creditors. If any or all of the Guaranteed Obligations of any Subsidiary Borrower to the Creditors becomes due and payable hereunder, the Company uncondi-tionally promises to pay such indebtedness to the Creditors, or order, on demand, together with any and all reasonable expenses which may be incurred by the Agent or the Creditors in collecting any of the Guaranteed Obligations.

          12.02 Bankruptcy. Additionally, the Company unconditionally and irrevocably guarantees the payment of any and all of the Guaranteed Obligations of the Subsidiary Borrowers to the Creditors whether or not then due or payable by any Borrower upon the occurrence in respect of such Subsidiary Borrower of any of the events specified in Section 9.05, and unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Creditors, or order, on demand, in lawful money of the United States.

          12.03 Nature of Liability. The liability of the Company hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations of the Subsidiary Borrowers whether executed by the Company, any other guarantor or by any other party, and the liability of the Company hereunder shall not be affected or impaired by
   (a) any direction as to application of payment by any Subsidiary Borrower or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liabil-ity of a guarantor or of any other party as to the Guaranteed Obligations of any Subsidiary Borrower, or (c) any payment on or in reduction of any such other guaranty or undertaking, or
   (d) any dissolution, termination or increase, decrease or change in personnel by any Subsidiary Borrower, or (e) any payment made to the Agent or the Creditors on the indebt-edness which the Agent or such Creditors repay any Subsidiary Borrower pursuant to court order in any bankruptcy, reorgan-ization, arrangement, moratorium or other debtor relief pro-ceeding, and the Company waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.

          12.04 Independent Obligation. The obligations of the Company hereunder are independent of the obligations of any other guarantor or any Subsidiary Borrower, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any other guarantor or any Subsidiary Borrower and whether or not any other guarantor or any Subsidiary Borrower be joined in any such action or actions. The Company waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Subsidiary Borrower or other circumstance which operates to toll any statute of limitations as to such Subsidiary Borrower shall operate to toll the statute of limitations as to the Company.

          12.05 Authorization. The Company authorizes the Agent and the Creditors without notice or demand (except as shall be required by applicable law and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

          (a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, re-new, increase, accelerate or alter, any of the Guaran-teed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the Guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

          (b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

          (c) exercise or refrain from exercising any rights against any Subsidiary Borrower or others or otherwise act or refrain from acting;

          (d) release or substitute any one or more endor-sers, guarantors, any Subsidiary Borrower or other obligors;

          (e) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may sub-ordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Subsidiary Borrower to its creditors other than the Banks;

          (f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Subsidiary Borrower to the Creditors regardless of what liability or liabilities of the Company or any Subsidiary Borrower remain unpaid;

          (g) consent to or waive any breach of, or any act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or other-wise amend, modify or supplement this Agreement or any of such other instruments or agreements; and/or

          (h) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Company from its liabilities under this Section 12.

          12.06 Reliance. It is not necessary for the Agent or the Creditors to inquire into the capacity or powers of any Subsidiary Borrower or the officers, directors, partners or agents acting or purporting to act on its behalf, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed here-under.

          12.07 Subordination. Any of the indebtedness of any Subsidiary Borrower relating to the Guaranteed Obligations now or hereafter owing to the Company is hereby subordinated to the Guaranteed Obligations of such Subsidiary Borrower owing to the Agent and the Creditors; and if the Agent so requests at a time when an Event of Default exists, all such indebtedness relating to the Guaranteed Obligations of such Subsidiary Borrower to the Company shall be collected, enforced and received by the Company for the benefit of the Creditors and be paid over to the Agent on behalf of the Creditors on account of the Guaranteed Obligations of such Subsidiary Borrower to the Creditors, but without affecting or impairing in any manner the liability of the Company under the other provisions of this Guaranty. Prior to the transfer by the Company of any note or nego-tiable instrument evidencing any of the indebtedness relating to the Guaranteed Obligations of any Subsidiary Borrower to the Company, the Company shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. The provisions of this Section 12.07 (and any claims of the Company as described above) are subject to the provisions of Section 12.08(c) and (d).

          12.08 Waiver. (a) The Company waives any right (except as shall be required by applicable law and cannot be waived) to require the Agent or the Creditors to (i) proceed against any Subsidiary Borrower or any other party, (ii) proceed against or exhaust any security held from any Subsidiary Borrower or any other party or (iii) pursue any other remedy in the Agent's or the Creditors' power whatsoever. The Company waives any defense based on or arising out of any defense of any Subsidiary Borrower or any other party, other than payment in full of the Guaranteed Obligations, based on or arising out of the disability of any Subsidiary Borrower, any other guarantor or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Subsidiary Borrower other than payment in full of the Guaranteed Obligations. The Agent and the Creditors may, at their election, foreclose on any security held by the Agent or the Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Agent and the Creditors may have against any Subsidiary Borrower or any other party, or any security, without affecting or impairing in any way the liability of the Company hereunder except to the extent the Guaranteed Obligations have been paid. The Company waives any defense arising out of any such election by the Agent and the Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Company against any Subsidiary Borrower or any other party or any security.

          (b) The Company waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Guaranteed Obligations. The Company assumes all responsibility for being and keeping itself informed of each Subsidiary Borrower's financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Company assumes and incurs hereunder, and agrees that the Agent and the Creditors shall have no duty to advise the Company of information known to them regarding such circumstances or risks.

          (c) Except as otherwise provided in clause (d) be-low, the Company hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bank-ruptcy Code, or otherwise) to the claims of the Creditors against the Subsidiary Borrowers, or any other guarantor of the Guaranteed Obligations of the Subsidiary Borrowers to the Creditors (collectively, the "Other Parties") and all con-tractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty. The Company hereby further waives any right to enforce any other remedy which the Creditors now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of such Guaranteed Obligations of the Subsidiary Borrowers to the Creditors and any benefit of, and any right to participate in, any security or collateral given to or for the benefit of the Creditors to secure payment of such Guaranteed Obligations of the Subsidiary Borrowers to the Creditors.

          (d) Notwithstanding the provisions of the preced-ing clause (c), (A) the Company shall, subject to Section 12.07, have and be entitled to (i) all rights of subrogation otherwise provided by law in respect of any payment it may make or be obligated to make under this Guaranty with respect to any Other Party and (ii) all claims (as defined in the Bankruptcy Code) it would have against such Other Party in the absence of the preceding clause (c), and to assert and enforce same, and (B) the provisions of clause (c) above shall be of no further force and effect with respect to such Other Party, in each case on and after, but at no time prior to, the earlier of (I) the date (the "Subrogation Trigger Date") which is one year and one day after the date on which all the Guaranteed Obligations of the such Subsidiary Borrower owing to the Creditors have been paid in full if and only if (i) no Default or Event of Default of the type described in Section 9.05 with respect to the respective Other Party has existed at any time on and after the date of this Agreement to and including the Subrogation Trigger Date and (ii) the existence of the Company's rights under this clause (d) would not make the Company a creditor (as defined in the Bankruptcy Code) of the respective Other Party in any insolvency, bankruptcy, reorganization or similar proceeding commenced on or prior to the Subrogation Trigger Date or (II) the effective date of any amendment to Title 11 of the United States Code or of any decision of the United States Supreme Court that in the sole opinion of the Agent provides, in effect, that the status of the Company as an insider creditor of the respective Other Party will not cause transfers of an interest of such Other Party in property (including payments or grants of security interests by such Other Party) to any Bank to be subject to avoidance as a preference for a longer period of time than if such Guaranteed Obligations of such Other Party had not been guaranteed or otherwise secured by such Guarantor or its assets.

          12.09 Nature of Liability. It is the desire and intent of the Company and the Creditors that this Guaranty shall be enforced against the Company to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If, however, and to the extent that, the obligations of the Company under this Guaranty shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable state or federal law relating to fraudulent conveyances or transfers), then the amount of the Guaranteed Obligations of the Company shall be deemed to be reduced and the Company shall pay the maximum amount of the Guaranteed Obligations which would be permiss-ible under applicable law.

          12.10 Judgments Binding. If claim is ever made upon any Creditor or any subsequent holder of a Note of any Subsidiary Borrower for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property, or (b) any settlement or compromise of any such claim effected by such payee with any such claimant, then and in such event the Company agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Company, notwithstanding any revocation hereof or the cancellation of any Note or other instrument evidencing any liability of any Subsidiary Borrower, and the Company shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

          Section 13.  Miscellaneous.

          13.01 Payment of Expenses, etc. The Borrowers jointly and severally shall: (i) whether or not the transactions contemplated herein are consummated, pay all reasonable out-of-pocket costs and expenses of the Agent (including, without limitation, the reasonable fees and disbursements of White & Case) in connection with the preparation, execution and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Agent in connection with its syndication efforts with respect to this Agreement and of the Agent and, following an Event of Default, each of the Banks in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Agent and, following an Event of Default, for each of the Banks); (ii) pay and hold each of the Banks harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Banks harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes; and (iii) indemnify the Agent and each Bank, and each of their respective officers, directors, employees, representatives and agents from and hold each of them harm-less against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and dis-bursements (including reasonable attorneys' and consultants' fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Agent or any Bank is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by the Company or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials at any location, whether or not owned or operated by the Company or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any Real Property owned or at any time operated by the Company or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified). To the extent that the undertaking to indemnify, pay or hold harmless the Agent or any Bank set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

          13.02 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence of an Event of Default, each Bank is hereby authorized at any time or from time to time, without pre-sentment, demand, protest or other notice of any kind to the Company or any Subsidiary Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Company or any Subsidiary Borrower against and on account of the Obligations and liabilities of the Company or any Subsidiary Borrower to such Bank under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Bank pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not such Bank shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

          13.03 Notices. Except as otherwise expressly pro-vided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier or cable communication) and mailed, tele-graphed, telexed, telecopied, cabled or delivered: if to the Company, at the Company's address specified opposite its signature below; if to any Subsidiary Borrower, at such Subsidiary Borrower's address specified opposite its signature below or as provided in the respective Election to Become a Subsidiary Borrower; if to any Bank, at its address specified opposite its name on Schedule VI; and if to the Agent, at its Notice Office; or, as to any Borrower or the Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Bank, at such other address as shall be designated by such Bank in a written notice to the Company and the Agent. All such notices and communications shall, when mailed, tele-graphed, telexed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telex or telecopier, except that notices and communications to the Agent shall not be effective until received by the Agent.

          13.04 Benefit of Agreement. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, no Borrower may assign or transfer any of its rights, obligations or interest hereunder or under any other Credit Document without the prior written consent of the Banks and, provided further, that, although any Bank may transfer, assign or grant participations in its rights hereunder, such Bank shall remain a "Bank" for all purposes hereunder (and may not transfer or assign all or any portion of its Commitments hereunder except as provided in
   Section 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a "Bank" hereunder and, provided further, that no Bank shall transfer or grant any participation under which the partici-pant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date) in which such participant is partici-pating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant's participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant's participation is not increased as a result thereof) or (ii) consent to the assign-ment or transfer by any Borrower of any of its rights and obligations under this Agreement. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant's rights against such Bank in respect of such participation to be those set forth in the agreement executed by such Bank in favor of the participant relating thereto) and all amounts payable by the Borrowers hereunder shall be determined as if such Bank had not sold such participation.

          (b) Notwithstanding the foregoing, any Bank (or any Bank together with one or more other Banks) may (x) assign all or a portion of its Revolving Loan Commitment (and related outstanding Obligations hereunder) and/or its out-standing Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitment) to its parent company and/or any affiliate of such Bank which is at least 50% owned by such Bank or its parent company or to one or more Banks or (y) assign all, or if less than all, a portion equal to at least $5,000,000 in the aggregate for the assigning Bank or assigning Banks, of such Revolving Loan Commitments (and related outstanding Obligations) and outstanding principal amount of Term Loans (or, if prior to the Term Loan Borrowing Date, Term Loan Commitment) hereunder to one or more Eligible Transferees, each of which assignees shall become a party to this Agreement as a Bank by execution of an Assignment and Assumption Agreement, provided that (i) at such time Schedule I shall be deemed modified to reflect the Commitments (and/or outstanding Term Loans, as the case may be) of such new Bank and of the existing Banks, (ii) upon surrender of the old Notes, new Notes will be issued, at the Borrowers' expense, to such new Bank and to the assigning Bank, such new Notes to be in conformity with the requirements of Section 1.05 (with appropriate modifications) to the extent needed to reflect the revised Commitments (and/or outstanding Term Loans, as the case may be), (iii) the consent of the Agent and the Company shall be required in connection with any such assignment pursuant to clause (y) above (which consent shall not be unreasonably withheld) and (iv) the Agent shall receive at the time of each such assignment, from the assigning or assignee Bank, the payment of a non-refundable assignment fee of $3,500 and, provided further, that such transfer or assignment will not be effective until recorded by the Agent on the Register pursuant to Section 13.16. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Bank shall be relieved of its obligations hereunder with respect to its assigned Commitments. At the time of each assignment pursuant to this
   Section 13.04(b) to a Person which is not already a Bank hereunder and which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, the respective assignee Bank shall provide to the Company and the Agent the appropriate Internal Revenue Service Forms (and, if applicable a Section 4.04(b)(ii) Certificate) described in Section 4.04(b). To the extent that an assignment of all or any portion of a Bank's Commitments and related outstanding Obligations pursuant to Section 1.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under
   Section 1.10 or 1.11 from those being charged by the respective assigning Bank prior to such assignment, then the Company shall not be obligated to pay such increased costs (although the Company shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).

          (c) Nothing in this Agreement shall prevent or prohibit any Bank from pledging its Loans and Notes hereunder to a Federal Reserve Bank in support of borrowings made by such Bank from such Federal Reserve Bank.

          13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Bank or any holder of any Note in exercising any right, power or privilege here-under or under any other Credit Document and no course of dealing between any Borrower and the Agent or any Bank or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Agent or any Bank or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Agent or any Bank or the holder of any Note to any other or further action in any circumstances without notice or demand.

          13.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Agent agrees that promptly after its receipt of each payment from or on behalf of the respective Borrower in respect of any Obligations hereunder, it shall distribute such payment to the Banks (other than any Bank that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

          (b) Each of the Banks agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker's lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the prin-cipal of, or interest on, the Loans, Unpaid Drawings, Commit-ment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Banks is in a greater proportion than the total of such Obligation then owed and due to such Bank bears to the total of such Obligation then owed and due to all of the Banks immediately prior to such receipt, then such Bank receiving such excess payment shall purchase for cash without recourse or warranty from the other Banks an interest in the Obligations of the respective Party to such Banks in such amount as shall result in a proportional participation by all the Banks in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Bank, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

          13.07 Calculations; Computations. (a) The finan-cial statements to be furnished to the Banks pursuant hereto shall be made and prepared in accordance with generally ac-cepted accounting principles in the United States consist-ently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writ-ing by the Company to the Banks); provided that, except as otherwise specifically provided herein, all computations determining compliance with Sections 8.07 through 8.09, inclusive, shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered to the Banks pursuant to
   Section 6.05(a).

          (b)  All computations of interest, Term Loan
   Commitment Commission, Revolving Loan Commitment Commission, and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Term Loan Commitment Commission, Revolving Loan Commitment Commission or Fees are payable.

          13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK JURISDICTION OVER SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS, THAT ANY SUCH COURT LACKS JURISDICTION OVER SUCH BORROWER. EACH SUBSIDIARY BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE COMPANY, WITH OFFICES ON THE DATE HEREOF AT PARK 80 EAST, SADDLE BROOK, NEW JERSEY 07662 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE COMPANY SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH SUBSIDIARY BORROWER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SAT-ISFACTORY TO THE AGENT UNDER THIS AGREEMENT. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR EFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT UNDER THIS AGREEMENT, ANY BANK OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

          (b) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE
   (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          (c) THE COMPANY HEREBY AGREES WITH EACH SUBSIDIARY BORROWER, THE AGENT AND EACH BANK THAT THE COMPANY IRREVOC-ABLY ACCEPTS SUCH APPOINTMENT AS AGENT AS SET FORTH IN CLAUSE
   (a) OF THIS SECTION 13.08 AND AGREES THAT THE COMPANY (i) SHALL INFORM THE AGENT PROMPTLY IN WRITING OF ANY CHANGE OF ITS ADDRESS, (ii) SHALL NOTIFY THE AGENT OF ANY TERMINATION OF ANY OF THE AGENCY RELATIONSHIPS CREATED BY CLAUSE (a) OF THIS SECTION 13.08, (iii) SHALL PERFORM ITS OBLIGATIONS AS SUCH AGENT IN ACCORDANCE WITH THE PROVISIONS OF CLAUSE (a) OF THIS SECTION 13.08 AND (iv) SHALL FORWARD PROMPTLY TO EACH SUBSIDIARY BORROWER ANY LEGAL PROCESS RECEIVED BY THE COMPANY IN ITS CAPACITY AS PROCESS AGENT. AS PROCESS AGENT, THE COMPANY AGREES TO DISCHARGE THE ABOVE-MENTIONED OBLIGATIONS AND WILL NOT REFUSE FULFILLMENT OF SUCH OBLIGATIONS UNDER CLAUSE (a) OF THIS SECTION 13.08. IN ADDITION, THE COMPANY AGREES THAT IT SHALL MAINTAIN ITS QUALIFICATION TO DO BUSINESS IN THE STATE OF NEW YORK AND SHALL AT ALL TIMES HAVE A REGISTERED AGENT IN NEW YORK TO RECEIVE SERVICE OF PROCESS.

          (d)  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY
   IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY
   ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING
   TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSAC-
   TIONS CONTEMPLATED HEREBY OR THEREBY.

          13.09 Counterparts. This Agreement may be exe-cuted in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Agent.

          13.10 Effectiveness. This Agreement shall become effective on the date (the "Effective Date") on which (i) each Borrower and each of the Banks shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Agent at its Notice Office or, in the case of the Banks, shall have given to the Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (ii) all conditions contained in Sections 5.01 and 5.02(a) are met to the satisfaction of the Agent and the Required Banks (determined after giving effect to the Effective Date). Unless the Agent has received actual notice from any Bank that the condition described in clause (ii) of the preceding sentence has not been met to its satisfaction, upon the satisfaction of the conditions described in clause (i) of the immediately preceding sentence and upon the Agent's good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall be deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Borrower from any liability or prevent the existence of an Event of Default based upon failure to satisfy one or more of the applicable conditions contained in Sections 5.01 and 5.02(a)). The Agent will give each Borrower and each Bank prompt written notice of the occurrence of the Effective Date.

          13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are in-serted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agree-ment.

          13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Banks, provided that no such change, waiver, discharge or termination shall, without the consent of each Bank (with Obligations being directly affected in the case of following clause (i)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit beyond the Final Maturity Date, or reduce the rate or extend the time of payment of interest or Fees thereon, or reduce the principal amount thereof (except to the extent repaid in cash), (ii) amend, modify or waive any provision of this Section 13.12, (iii) reduce the percentage specified in the definition of Required Banks (it being understood that, with the consent of the Required Banks, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Banks on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Effective Date), (iv) release the Company from its obligations under the Company Guaranty or (v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement; provided further, that no such change, waiver, discharge or termination shall (x) increase the Commitments of any Bank over the amount thereof then in effect without the consent of such Bank (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Bank, and that an increase in the available portion of any Commitment of any Bank shall not constitute an increase in the Commitment of such Bank), (y) without the consent of BTCo, amend, modify or waive any provision of Section 2 or alter its rights or obligations with respect to Letters of Credit or Swingline Loans or (z) without the consent of the Agent, amend, modify or waive any provision of Section 11 as same applies to the Agent or any other provision as same relates to the rights or obligations of the Agent.

          (b) If, in connection with any proposed change, waiver, discharge or termination with respect to any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Banks is obtained but the consent of one or more of such other Banks whose consent is required is not obtained, then the Company shall have the right, so long as all non-consenting Banks whose individual consent is required are treated as described in either clause
   (A) or (B) below, to either (A) replace each such non-consenting Bank or Banks with one or more Replacement Banks pursuant to Section 1.13 so long as at the time of such replacement, each such Replacement Bank consents to the pro-posed change, waiver, discharge or termination or (B) termi-nate such non-consenting Bank's Revolving Loan Commitment and Term Loan Commitment (if not theretofore terminated) in accordance with Sections 3.02(b) and/or 4.01(iv), provided that, unless the Commitments are terminated, and Loans re-paid, pursuant to preceding clause (B) are immediately re-placed in full at such time through the addition of new Banks or the increase of the Commitments and/or outstanding Loans of existing Banks (who in each case must specifically consent thereto), then in the case of any action pursuant to preced-ing clause (B) the Required Banks (determined before giving effect to the proposed action) shall specifically consent thereto, provided further, that in any event the Company shall not have the right to replace a Bank, terminate any of its Commitments or repay its Loans solely as a result of the exercise of such Bank's rights (and the withholding of any required consent by such Bank) pursuant to the second proviso to Section 13.12(a).

          13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 1.10, 1.11, 2.06, 4.04, 13.01 and 13.06 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Loans.

          13.14 Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Bank. Notwithstanding any-thing to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under
   Section 1.10, 1.11, 2.06 or 4.04 from those being charged by the respective Bank prior to such transfer, then the Borrowers shall not be obligated to pay such increased costs (although the Borrowers shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

          13.15 Confidentiality. (a) Subject to the provi-sions of clause (b) of this Section 13.15, each Bank agrees that it will use its best efforts not to disclose without the prior consent of the Company (other than to its employees, auditors, advisors or counsel or to another Bank if the Bank or such Bank's holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank) any information with respect to the Company or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is designated by the Company to the Banks in writing as confidential, provided that any Bank may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Bank or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regu-lation or ruling applicable to such Bank, (e) to the Agent and (f) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any in-terest therein by such Bank, provided, that such prospective transferee executes an agreement with such Bank containing provisions substantially the same as to those contained in this Section.

          (b) Each Borrower hereby acknowledges and agrees that each Bank may share with any of its affiliates any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its Subsidiaries, provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Bank).

          13.16 Register. Each Borrower hereby designates the Agent to serve as such Borrower's agent, solely for purposes of this Section 13.16, to maintain a register (the "Register") on which it will record the Commitments from time to time of each of the Banks, the Loans made by each of the Banks and each repayment in respect of the principal amount of the Loans of each Bank. Failure to make any such recordation, or any error in such recordation shall not affect such Borrower's obligations in respect of such Loans. With respect to any Bank, the transfer of the Commitments of such Bank and the rights to the principal of, and interest on, any Loan made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by the Agent with respect to ownership of such Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commit-ments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments and Loans shall be recorded by the Agent on the Register only upon the acceptance by the Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Bank shall surrender the Note evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Bank and/or the new Bank. The Borrowers jointly and severally agree to indemnify the Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Agent in performing its duties under this Section 13.16.

          IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.





Address:                                SEALED AIR CORPORATION

Park 80 East
Saddle Brook, New Jersey  07662
Attention:  Robert M. Grace, Jr., Esq.
Telephone:  (201) 791-7600
Telecopy:   (201) 703-4205              By

                                        Title: Senior Vice
                                        President-Finance


c/o Sealed Air Corporation              SEALED AIR B.V.
Park 80 East
Saddle Brook, New Jersey  07662
Attention:  Robert M. Grace, Jr., Esq.
Telephone:  (201) 791-7600
Telecopy:   (201) 703-4205

                                        By

                                        Title: Managing Director

c/o Sealed Air Corporation              SIGNED AS A DEED BY:
Park 80 East
Saddle Brook, New Jersey  07662         SEALED AIR LIMITED
Attention:  Robert M. Grace, Jr., Esq.
Telephone:  (201) 791-7600
Telecopy:   (201) 703-4205


                                        By

                                        Title:  Attorney-in-Fact


                                        BANKERS TRUST COMPANY,
                                        Individually and as
                                        Agent



                                        By

                                        Title:

                                        ABN AMRO BANK N.V.
                                          NEW YORK BRANCH


                                        By

                                        Title:


                                        By

                                        Title:

                                        THE BANK OF NOVA SCOTIA


                                        By

                                        Title:


                                        BANQUE FRANCAISE DU
                                        COMMERCE EXTERIEUR


                                        By

                                        Title:


                                        By

                                        Title:

                                        COMPAGNIE FINANCIERE DE
                                        CIC ET DE L'UNION
                                        EUROPEENE


                                        By

                                        Title:


                                        By

                                        Title:


                                        CORESTATES BANK, N.A.


                                        By
                                        Title:

                                        CREDIT LYONNAIS,
                                          NEW YORK BRANCH


                                        By

                                        Title:


                                        THE FIRST NATIONAL BANK
                                          OF BOSTON


                                        By

                                        Title:


                                        FLEET BANK N.A.


                                        By

                                        Title:


                                        NATIONSBANK OF NORTH
                                          CAROLINA, N.A.


                                        By

                                        Title:


                                        THE NORTHERN TRUST
                                          COMPANY


                                        By

                                        Title:


                                        TORONTO DOMINION
                                          (NEW YORK), INC.


                                        By

                                        Title:



                                        UNITED JERSEY BANK


                                        By
                                        Title:

                                                  SCHEDULE I




                             COMMITMENTS


                                   Term Loan      Revolving Loan
                                   Commitment       Commitment

Bankers Trust Company              $100,000,000   $22,000,000

ABN AMRO Bank N.V.
New York Branch                               0    21,000,000

Credit Lyonnais, New
York Branch                                   0    21,000,000

NationsBank of North
Carolina, N.A.                                0    21,000,000

United Jersey Bank                            0    21,000,000

Compagnie Financiere
de CIC et de L'Union
Europeenne                                    0    15,000,000

Toronto Dominion (New
York), Inc.                                   0    15,000,000

Banque Francaise du
Commerce Exterieur                            0     8,000,000

Corestates Bank, N.A.                         0     8,000,000

The Northern Trust
Company                                       0     8,000,000

The First National
Bank of Boston                                0     5,000,000

The Bank of Nova
Scotia                                        0     5,000,000

Fleet Bank N.A.                               0     5,000,000



                                   $100,000,000  $175,000,000

                                                  SCHEDULE II




                            SUBSIDIARIES


                             See attached.

                                                  SCHEDULE III




                        EXISTING INDEBTEDNESS


                             See attached.


                                                  SCHEDULE IV





                           EXISTING LIENS


                             See attached.


                                                  SCHEDULE V




                           BANK ADDRESSES


   BANKERS TRUST COMPANY
   130 Liberty Street
   30th Floor
   New York, New York  10006
   Tel:   (212) 250-9590
   Fax:   (212) 250-7218
          Attn:  Mr. Robert Megan


   ABN AMRO BANK N.V., NEW YORK BRANCH
   500 Park Avenue
   New York, New York  10022
   Tel:   (212) 446-4238
   Fax:   (212) 759-4792
          Attn:  Ms. Olga L. Zoutendijk


   BANQUE FRANCAISE du COMMERCE EXTERIEUR
   645 Fifth Avenue- 20th Floor
   New York, New York 10022
   Tel:   (212) 872-5194
   Fax:   (212) 872-5045
          Attn:  Mr. David S. Kopp


   COMPAGNIE FINANCIERE de CIC et de L'UNION EUROPEENNE
   520 Madison Avenue- 37th Floor
   New York, New York 10022
   Tel:   (212) 715-4422
   Fax:   (212) 715-4535
          Attn:  Mr. Alain Merle d'Aubigne


   CREDIT LYONNAIS, NEW YORK BRANCH
   1301 Avenue of the Americas- 18th Floor
   New York, New York 10019
   Tel:   (212) 261-7344
   Fax:   (212) 459-3179
          Attn:  Mr. John Oberle

                                                  SCHEDULE V
                                                  Page 2

   NATIONSBANK of NORTH CAROLINA, N.A.
   767 Fifth Avenue- 5th Floor
   New York, New York 10153-0083
   Tel:   (212) 644-4447
   Fax:   (212) 751-6909
          Attn:  Mr. Scott Jackson


   UNITED JERSEY BANK
   25 East Salem Street
   Hackensack, New Jersey 07602
   Tel:   (201) 646-6283
   Fax:   (201) 343-6723
          Attn:  Mr. Lawrence F. Zema


   CORESTATES BANK, N.A.
   Northeast Corporate
   FC 1-8-12-3
   PO Box 7618
   Philadelphia, Pennsylvania 19101-7618
   Tel:   (215) 973-7667
   Fax:   (215) 973-7820
          Attn:  Mr. Thomas J. McDonnell


   TORONTO DOMINION (NEW YORK), INC.
   31 West 52nd Street
   New York, New York 10019-6101
   Tel:   (212) 468-0585
   Fax:   (212) 262-1926
          Attn:  Mr. Robert G. Harris


   THE NORTHERN TRUST COMPANY
   50 South LaSalle Street- B-2
   Chicago, Illinois 60675
   Tel:   (312) 444-3541
   Fax:   (312) 444-3508
          Attn:  Mr. Michael Bryan

                                                  SCHEDULE V
                                                  Page 3

   THE BANK OF NOVA SCOTIA
   One Liberty Plaza
   New York, New York 10006
   Tel:   (212) 225-5061
   Fax:   (212) 225-5090,1
          Attn:  Mr. Todd Meller


   THE FIRST NATIONAL BANK OF BOSTON
   U.S. Multinational Division
   100 Federal Street
   Boston, Massachusetts  02106-2016
   Tel:  (617) 434-3904
   Fax:  (617) 434-0601
          Attn:  Ms. Paula Zaiken


   FLEET BANK N.A.
   263 Tresser Boulevard
   Stamford, Connecticut  06901
   Tel:  (203) 351-1605
   Fax:  (203) 351-1511
          Attn:  Ms. Dorothy Bambach